                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                CASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

CASE CORPORATION LOGO
CASE CORPORATION
700 STATE STREET
RACINE, WISCONSIN 53404

July 19, 1999

Dear Stockholder:

The Board of Directors of Case Corporation has unanimously approved a business combination with New Holland N.V., a subsidiary of Fiat S.p.A. This business combination will create a leading agricultural and construction equipment company with the broadest global reach in the industry. Pursuant to the business combination agreement, a subsidiary of New Holland will merge with Case and each outstanding share of Case common stock will be converted into the right to receive $55 in cash, without interest.

You are cordially invited to attend a Special Meeting of Stockholders of Case to vote on the proposed business combination. The meeting will be held at 10:00 a.m., local time, on Tuesday, August 17, 1999, at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin. We can't complete the proposed business combination unless we obtain the approval of the stockholders of Case owning at least a majority of the outstanding shares of Case common stock.

We urge you to take the time to vote on the proposed business combination by designating a proxy to vote your shares. You may designate a proxy on the Internet, by telephone or by signing and dating the enclosed Proxy/Voting Instruction Card and returning it in the enclosed postage-paid return envelope, regardless of whether you plan to attend the meeting. If you do attend the meeting, you may vote your shares in person even if you previously designated a proxy. It is important that your shares be represented at the meeting no matter how many shares you own. An abstention or a failure to vote will have the same effect as a vote against the business combination. If you have any questions about the matters being voted upon or require assistance in completing your Proxy/Voting Instruction Card, you can contact Bryan Kneeland in Investor Relations at (414) 636-5390.

The formal Notice of the special meeting and the Proxy Statement relating to the special meeting appear on the following pages of this document. The Proxy Statement gives you detailed information about the business combination we're proposing, and it includes our business combination agreement as an appendix. You can also obtain information about Case from publicly available documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE BUSINESS COMBINATION IS IN THE BEST INTERESTS OF CASE AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE BUSINESS COMBINATION. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE BUSINESS COMBINATION AGREEMENT.


Very truly yours,
ROSSO SIG
Jean-Pierre Rosso
Chairman and Chief Executive Officer

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                AUGUST 17, 1999

To the Stockholders of Case Corporation:

     A special meeting of stockholders will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin, on Tuesday, August 17, 1999, at 10:00 a.m., local time, for the purpose of considering and voting on:

     - A proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 15, 1999, by and among Fiat S.p.A., New Holland N.V., Case Corporation and Fiat Acquisition Corporation, and the transactions contemplated thereby, as described in the Proxy Statement that accompanies this notice; and

     - Any other matters that may properly come before the special meeting or any adjournments or postponements of the meeting.

     The close of business on July 14, 1999 has been fixed as the date of record for those stockholders entitled to notice of and to vote at the special meeting. Only holders of record of Case common stock at that time are entitled to vote at the meeting or any adjournments or postponements of the meeting. A list of these stockholders will be maintained and open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the above address of Case for ten days prior to the meeting. Please review the Proxy Statement and related materials that accompany this notice for information regarding the proposed merger and the meeting.

                                              By order of the Board Directors,

                                                   RICHARD S. BRENNAN
                                                        Secretary

Racine, Wisconsin
July 19, 1999

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
SUMMARY.....................................................      1
     The Merger.............................................      1
     General................................................      1
     Exchange Procedures....................................      1
     Dissenters' Appraisal Rights...........................      1
     Material Federal Income Tax Consequences...............      2
     Market Price Information...............................      2
     Opinion of Financial Advisor...........................      2
     The Companies..........................................      2
     The Special Meeting....................................      3
     Record Date; Vote Required.............................      3
     Recommendation of the Case Board.......................      3
     Reasons for the Merger.................................      3
     Conditions to Completion of the Merger.................      3
     Regulatory Approvals...................................      3
     Termination of the Merger Agreement....................      4
     Interests in the Merger that Differ from Your
      Interests.............................................      4
THE SPECIAL MEETING.........................................      5
     General................................................      5
     Matters to be Considered...............................      5
     Proxies................................................      5
     Solicitation of Proxies................................      5
     Record Date and Voting Rights..........................      5
     Recommendation of the Case Board.......................      6
     Additional Information on How to Vote Your Proxy.......      6
THE MERGER..................................................      7
     General................................................      7
     Background of the Merger...............................      7
     Reasons for the Merger.................................      8
     Opinion of Credit Suisse First Boston Corporation......      9
THE MERGER AGREEMENT........................................     15
     Effective Time.........................................     15
     The Merger.............................................     15
     Conversion of Capital Stock and Stock-Based Awards.....     15
     Exchange Procedures....................................     16

                                                               PAGE
                                                               ----
     Representations and Warranties.........................     17
     Conduct of the Business Pending the Merger.............     17
     Other Agreements of Fiat, New Holland and Case.........     18
     Employee Benefit Plans.................................     19
     Conditions to the Merger...............................     20
     Termination of the Merger Agreement....................     21
     Amendment; Waiver......................................     21
     Termination Fee........................................     21
     Regulatory Matters.....................................     22
     Material Federal Income Tax Consequences...............     23
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     23
     Change-in-Control Agreements...........................     23
     Stock Options and Other Stock-Based Awards.............     24
     Indemnification and Insurance..........................     24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     25
     Security Ownership of Directors and Executive
      Officers..............................................     25
     Security Ownership of Certain Beneficial Owners........     26
PRICE RANGE OF CASE COMMON STOCK AND DIVIDENDS..............     27
PARTIES TO THE MERGER.......................................     28
     Case...................................................     28
     New Holland............................................     28
     Fiat...................................................     28
     Fiat Acquisition Corporation...........................     29
ADDITIONAL INFORMATION......................................     29
     Dissenters' Appraisal Rights...........................     29
     Stockholder Proposals..................................     30
     Other Matters..........................................     30
     Independent Public Auditors............................     30
     Where You Can Find More Information....................     30
     Forward-Looking Statements May Prove Inaccurate........     31
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CASE.....     32
APPENDIX A:  AGREEMENT AND PLAN OF MERGER...................    A-1
APPENDIX B:  OPINION OF CREDIT SUISSE FIRST BOSTON
             CORPORATION....................................    B-1
APPENDIX C:  SECTION 262 OF THE DELAWARE GENERAL CORPORATION
             LAW (APPRAISAL RIGHTS).........................    C-1

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                                PROXY STATEMENT

           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 17, 1999

                              -------------------
                                    SUMMARY

     This summary highlights certain information from the Proxy Statement. It does not contain all of the information that is important to you. We urge you to read carefully the entire Proxy Statement and the other documents to which this document refers so that you fully understand the merger. See "Additional Information -- Where You Can Find More Information" on page 30.

THE MERGER (PAGE 7)

     WE'VE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

GENERAL

     We propose a combination of Case and New Holland in which a Delaware subsidiary of New Holland will merge with Case. Case will become a subsidiary of New Holland and -- by virtue of Fiat's ownership of approximately 71% of the voting securities of New Holland -- a subsidiary of Fiat.

EXCHANGE PROCEDURES (PAGE 16)

     When the merger is completed, each of your shares of Case common stock will automatically be converted into the right to receive $55 in cash, without interest, from New Holland, unless you have dissented from the merger and sought appraisal of the fair value of your shares as described under the heading "Additional Information -- Dissenters' Appraisal Rights" on page 29.

     You must surrender your Case common stock certificates to receive the $55 per share merger consideration from New Holland. DO NOT SEND US YOUR CERTIFICATES UNTIL AFTER YOU RECEIVE WRITTEN INSTRUCTIONS ON HOW TO SURRENDER YOUR CERTIFICATES IN EXCHANGE FOR THE CASH MERGER CONSIDERATION, WHICH WILL BE SENT TO YOU PROMPTLY AFTER THE MERGER IS COMPLETED.

DISSENTERS' APPRAISAL RIGHTS (PAGE 29)

     Under Delaware law, you have the right to dissent from the merger and have the appraised fair value of your shares of Case common stock paid to you in cash. In order to dissent and receive the appraised fair value of your shares, you must:

  - make a proper demand for appraisal in accordance with the Delaware law as more fully described on pages 29-30;

  - hold your shares of Case common stock until the merger is completed;

  - not vote in favor of the merger (including by appointing a proxy to vote your shares); and

  - otherwise comply with Delaware law.

     Within ten days after the merger, if you have satisfied the requirements of Delaware law, the surviving company of the merger will give you written notice of the completion of the merger. Within 120 days after the merger, you, any other dissenting stockholder or the surviving company may file a court petition demanding a determination of the fair value of the shares of Case common stock that you hold. If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and the fair value of the shares of Case common stock held by dissenting stockholders. You can withdraw your demand for appraisal by delivering written notice to Case or to the surviving company within 60 days after the merger. If a petition for appraisal isn't filed within 120 days after the merger, your right to an appraisal will cease and you'll be entitled to receive only the cash merger consideration. Appendix C contains a copy of the applicable section of the Delaware General Corporation Law and is incorporated by reference into this Proxy Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 23)

     The merger will be a taxable transaction to you. If you receive the cash merger consideration, you will recognize gain or loss in the merger in an amount determined by the difference between the cash merger consideration received and your tax basis in the Case common stock you exchange for that cash payment.

MARKET PRICE INFORMATION (PAGE 27)

     Case common stock is listed on the New York Stock Exchange, which is the principal market for Case common stock, under the symbol "CSE." Case common stock is also listed on the Chicago Stock Exchange and the Paris Stock Exchange. On May 10, 1999, one week before Case issued its initial public announcement regarding the merger, the closing sale price per share of Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $39.188. On May 14, 1999, the last trading date before the initial public announcement, the closing sale price per share of Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $44.813. On July 14, 1999, a recent trading day prior to the date of this Proxy Statement, the closing price per share of Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $47.50.

OPINION OF FINANCIAL ADVISOR (PAGE 9)

     On May 15, 1999, Credit Suisse First Boston Corporation delivered its opinion to the Case Board that, as of the date of its opinion, the cash merger consideration of $55 per share is fair from a financial point of view to the holders of Case common stock other than Fiat, New Holland and their affiliates. We have attached that opinion as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Credit Suisse First Boston in providing its opinion.

THE COMPANIES (PAGE 28)

    CASE

     Case is a leading worldwide designer, manufacturer, marketer and distributor of farm equipment and light- to medium-sized construction equipment. Case also offers a broad array of financial products and services. Case reported consolidated net revenues of approximately $6.1 billion for its 1998 fiscal year and reported consolidated net revenues of approximately $1.2 billion for the first fiscal quarter of 1999. Case's principal executive offices are located at 700 State Street, Racine, Wisconsin, and its telephone number is (414) 636-6011.

    NEW HOLLAND

     New Holland is one of the world's leaders in the engineering, manufactur-ing, marketing and distribution of agricultural equipment. New Holland also has a significant presence in the construction equipment industry, in which it offers a full range of heavy construction equipment as well as a line of light construction equipment. New Holland reported consolidated net revenues of approximately $5.7 billion for its 1998 fiscal year. New Holland's principal executive offices are located at World Trade Center, Tower B, 10th Floor, Amsterdam Airport, The Netherlands, and its telephone number when calling from the United States is 011-31-20-446-0429.

    FIAT

     Fiat is engaged principally in the manufacture and sale of automobiles, commercial vehicles and agricultural and construction equipment on a worldwide basis. Fiat, together with its consolidated subsidiaries, is the largest private sector industrial group in Italy, with reported consolidated net revenues of approximately 88.6 trillion lire for its 1998 fiscal year. Fiat's principal executive offices are located at Via Nizza 250, Turin, Italy, and its telephone num-ber when calling from the United States is 011-39-011-68-61111.

THE SPECIAL MEETING (PAGE 5)

     The Case special meeting will be held at 10:00 a.m., local time, on Tuesday, August 17, 1999, at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin. At the Case meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may properly be brought before the meeting.

RECORD DATE; VOTE REQUIRED (PAGE 5)

     You can vote at the special meeting if you owned Case common stock at the close of business on July 14, 1999. To adopt the merger agreement, the holders of at least a majority of the outstanding shares of Case common stock entitled to vote at the meeting must vote in favor of adoption. Thus, a failure to vote or an abstention has the same effect as a vote against the merger agreement. Holders of Case preferred stock are not entitled to vote at the meeting.

     You may vote your shares in person by attending the meeting or by designating a proxy to vote your shares in the manner in which you direct the proxy to vote. You may designate a proxy over the Internet, by calling a toll-free telephone number listed on the enclosed Proxy/Voting Instruction Card or by completing and returning the enclosed Proxy/Voting Instruction Card. At any time before the vote at the meeting, you can revoke your proxy by sending a written notice revoking the proxy or by sending a later-dated proxy to the Secretary of Case or by attending the meeting and voting in person.

RECOMMENDATION OF THE CASE BOARD (PAGE 6)

     The Board of Directors of Case believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

REASONS FOR THE MERGER (PAGE 8)

     The Board of Directors of Case approved the merger agreement based on its consideration of a number of factors, including:

  - the strategic options available to Case;

  - the premium to market prices represented by the $55 per share to be received by Case stockholders;

  - the opinion of the Case Board's financial advisor that the merger consideration was fair from a financial point of view to the Case stockholders as of the date of that opinion;

  - the likelihood of approval of the merger by regulators; and

  - the belief that the merger will enable Case to better serve the convenience and needs of its customers.

CONDITIONS TO COMPLETION OF THE MERGER
(PAGE 20)

     The obligation of each party to complete the merger depends on a number of conditions being met, including Case stockholder approval and regulatory approvals. Any party to the merger agreement can choose to complete the merger even if one or more conditions to that party's obligations have not been met, as long as the law allows it to do so. We can't be certain when, or if, the conditions to the merger will be met or that the merger will be completed.

REGULATORY APPROVALS (PAGE 22)

     We, along with Fiat, made the required filings with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules of the Federal Trade Commission on June 11, 1999. On July 9, 1999, the Antitrust Division requested additional information and documentary materials from Case and Fiat. The effect of that request under the Hart-Scott-Rodino Act was to extend the waiting period until 20 days after Case and Fiat have substantially complied with that request, although the Antitrust Division could terminate the waiting period before that time. Case and Fiat are taking all steps necessary to provide the requested information in a timely matter. However, there can be no assurance that our ability to complete the merger won't be delayed because of the applicable regulatory requirements.

     Fiat and New Holland intend to make the required filings with the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union seeking approval of the merger in a timely manner. Under Council Regulation No. 4064/89, the merger cannot be completed until the Commission of the European Union approves, or is deemed to have approved, the merger. Regulatory filings and ap-provals in countries outside the United States and the European Union are also required or advisable before we can complete the merger, and we are currently in the process of making appropriate foreign competition filings.

     The obligations of Fiat, New Holland and Case to complete the merger are subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the approval of the Commission of the European Union under Council Regulation No. 4064/89, as well as the absence of any injunction, decree, order or other legal restraint or prohibition preventing the completion of the merger. Clearance under all applicable antitrust laws is not likely to occur until after the special meeting.

TERMINATION OF THE MERGER AGREEMENT
(PAGE 21)

     At any time before or after the special meeting we can agree with Fiat to terminate the merger agreement without completing the merger. Also, either of us can decide to terminate the merger agreement in a number of other situations, including the final denial of a required regulatory approval, the failure of Case stockholders to approve the merger or the failure to complete the merger by March 31, 2000.

     Whether or not the merger is completed, we will pay our own fees and expenses, except that we will evenly divide the costs and expenses of printing and mailing this Proxy Statement and the fees that have been paid to the Securities and Exchange Commission in connection with the merger between us, on the one hand, and Fiat and New Holland, on the other.

     In some circumstances, if we or Fiat terminate the merger agreement, we will be required to pay a termination fee of $145 million (half to Fiat and half to New Holland). In general, the fee would be payable in three installments: $20 million upon termination, $52.5 million upon entering into an alternative business combination and $72.5 million upon completion of an alternative business combination, but we could be required to pay the entire termination fee at one time if we terminate the agreement under certain circumstances.

INTERESTS IN THE MERGER THAT DIFFER FROM YOUR
INTERESTS (PAGE 23)

     Some of our directors and executive officers have interests in the merger that are different from yours.

     For instance, completion of the merger will constitute a change-in-control of Case for purposes of determining the entitlement of some of our executive officers to severance and other benefits. In addition, it is expected that certain executive officers of Case will enter into employment agreements that will become effective upon completion of the merger. Also, as a result of the merger, all stock options and other stock-based awards, including those held by our directors and executive officers, will vest in full and become exercisable, payable or distributable despite any current restrictions on vesting, exercise, payment or distribution. In addition, after the merger, the surviving company will indemnify the officers and directors of Case for events occurring before the merger.

     The Case Board knew about these additional interests and considered them when it approved the merger.

                         ------------------------------
                              THE SPECIAL MEETING
GENERAL

     We are first mailing this Proxy Statement on or about July 19, 1999. We are also sending a notice of the special meeting of stockholders and a Proxy/Voting Instruction Card that the Case Board is soliciting for use at the meeting and at any adjournments or postponements of the meeting. The meeting will be held on August 17, 1999, at 10:00 a.m., local time, at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin.

MATTERS TO BE CONSIDERED

     At the meeting, you will be asked to consider and vote on the proposal to approve and adopt an agreement and plan of merger, dated as of May 15, 1999, by and among Fiat S.p.A., a company organized under the laws of Italy, New Holland N.V., a company organized under the laws of the Netherlands, Case and Fiat Acquisition Corporation, a Delaware corporation, and the transactions contemplated thereby, as well as any other matters that may properly be submitted to a vote at the meeting. You may also be asked to vote on a proposal to adjourn or postpone the meeting, which adjournment or postponement could be used for, among other things, soliciting votes to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

PROXIES

     If you don't want to, or can't, attend the meeting, you should designate a proxy to vote your shares. You may designate a proxy over the Internet, by telephone or by signing and dating the enclosed Proxy/Voting Instruction Card and returning it in the enclosed postage-paid return envelope. You may revoke your proxy at any time before the vote is taken at the meeting by submitting a written notice of revocation to the Secretary of Case, by properly executing a later-dated proxy or by attending the meeting and voting in person. Written notices of revocation and other communications concerning the revocation of a previously executed proxy should be addressed to:

                  Case Corporation
                  700 State Street
                  Racine, Wisconsin 53404
                  Attention: Secretary

     All shares represented by valid proxies that we receive as a result of this solicitation (other than those proxies that are revoked before they are voted) will be voted in the manner specified by you. If you do not specify how to vote your proxy, your shares will be voted in FAVOR of the approval and adoption of the merger agreement. The Case Board is not currently aware of any other matters that may be presented for action at the meeting, but if other matters do properly come before the meeting, we intend that shares represented by proxies solicited by the Case Board will be voted by the named proxies in their discretion. However, proxies that are voted against approval and adoption of the merger agreement will not be voted in favor of any adjournment or postponement of the meeting proposed in order to solicit additional proxies to approve and adopt the merger agreement.

SOLICITATION OF PROXIES

     The entire cost of soliciting proxies from you and the other Case stockholders will be borne by us, except that New Holland and Fiat have agreed, acting together, to pay one-half of the printing and mailing costs of this Proxy Statement and related materials. In addition to the solicitation of proxies described in this Proxy Statement, we will request banks, brokers and other record holders to send Proxy/Voting Instruction Cards and proxy materials to the beneficial owners of Case common stock to secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We have also made arrangements with Georgeson Shareholder Communications Inc. to assist us in soliciting proxies at fees that in our estimation will not exceed $10,000. If necessary, we may also use our regular employees, who will not be specially compensated, to solicit proxies.

RECORD DATE AND VOTING RIGHTS

     In accordance with Delaware law, Case's By-Laws and the rules of the New York Stock Exchange, the Case Board has fixed July 14, 1999 as the record date for determining the Case stockholders entitled to notice of and to vote at the meeting. Accordingly, you are entitled to notice of and to vote at the meeting only if you were a record holder of Case common stock at the close of business on that date. At that time, there were 78,501,406 shares of Case common stock outstanding. In order to have a quorum that will permit us to conduct business at the meeting, we need to have at least a majority of the shares of Case common stock outstanding on the record date represented at the meeting, whether in person or by proxy. You are entitled to one vote for every share of Case common stock that you held as of the close of business on the record date.

     Shares of Case common stock represented in person at the meeting but not voting, and shares of Case common stock for which we have received proxies but with respect to which holders of those shares have abstained, will be counted as present at the meeting for purposes of determining the presence or absence of a quorum permitting us to conduct business at the meeting. Brokers who hold shares of Case common stock in nominee or "street" name for customers who are the beneficial owners of those shares cannot give a proxy to vote those shares without specific instructions from those customers. Shares represented by proxies returned by a broker holding shares in "street" name will be counted for purposes of determining whether a quorum exists, even though those shares will not be voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

     Under Delaware law, approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of Case common stock outstanding on the record date. Holders of shares of the Case preferred stock are not entitled to vote on the matters being considered at the meeting.

     BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF CASE COMMON STOCK OUTSTANDING ON THE RECORD DATE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, THE CASE BOARD URGES YOU TO DESIGNATE A PROXY TO VOTE YOUR SHARES. YOU MAY DESIGNATE A PROXY OVER THE INTERNET, BY TELEPHONE OR BY SIGNING AND DATING THE ENCLOSED PROXY/VOTING INSTRUCTION CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

RECOMMENDATION OF THE CASE BOARD

     The Case Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Case Board believes that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Case and its stockholders and recommends that you and the other Case stockholders vote "FOR" approval and adoption of the merger agreement. See "The Merger -- Reasons for the Merger" on page 8.

ADDITIONAL INFORMATION ON HOW TO VOTE YOUR PROXY

     If you are a holder of record of Case common stock, there are three ways to vote your proxy:

  - by mail -- sign, date and mail the enclosed Proxy/Voting Instruction Card using the postage-paid return envelope provided;

  - by telephone -- call 1-877-779-8683 (or 1-201 536-8073 for non-U.S.
    stockholders) and follow the instructions on the enclosed Proxy/Voting Instruction Card; or

  - by the Internet -- access the Proxy/Voting Instruction Card at "http://www.eproxyvote.com/cse" and follow the instructions for Internet voting that are found at that site and on the enclosed Proxy/Voting Instruction Card.

     If your shares of Case common stock are held in "street name" by a broker, bank or other nominee, you will receive instructions from them on how to have your shares voted. If you have shares of Case common stock allocated to your account in the Case Retirement Savings Plan, you will receive separate instructions from Case on how to direct the trustee to vote those shares.

                         ------------------------------
                                   THE MERGER
GENERAL

     The information contained in this Proxy Statement with respect to Fiat, New Holland and their respective subsidiaries, including Fiat Acquisition Corporation, set forth under the headings "Summary -- The Companies" on page 2 and "Parties to the Merger -- New Holland" and "Parties to the Merger -- Fiat" on page 28 has been supplied by Fiat or New Holland, as the case may be, for inclusion in this Proxy Statement, and we have not independently verified the information that they provided.

BACKGROUND OF THE MERGER

     From time to time over the past several years, Case has considered potential strategic acquisitions and combinations involving other agricultural and/or equipment manufacturers, and has completed several strategic acquisitions and alliances. In considering potential acquisitions and combinations, Case has taken into account the current business environment and the strategic fit between its businesses, the geographic markets it serves and its management and employee cultures relative to those of potential business combination partners. Prior to engaging in any discussions with Fiat and New Holland, Case was familiar with their operations as a result of its on-going strategic review of its competitors and of potential alliances and combinations.

     In early February 1999, Mr. Paolo Cantarella, Chief Executive Officer of Fiat and a member of the board of directors of New Holland, Fiat's 71%-owned subsidiary, invited Mr. Jean-Pierre Rosso, Chairman and Chief Executive Officer of Case, to meet with him in Paris, France. At that meeting, Mr. Cantarella indicated that Fiat might be interested in a strategic combination between Case and New Holland. Mr. Rosso agreed that a combination might be mutually beneficial to the companies and their stockholders, and Messrs. Rosso and Cantarella informally discussed a possible combination in light of industry and market trends and the complementary business strengths of Case and New Holland.

     Following the initial meeting, Mr. Rosso contacted each of the other members of the Case Board to inform them of his meeting with Mr. Cantarella and his belief that a business combination involving Case and New Holland might be beneficial to Case and its stockholders and that Case therefore should explore a potential combination with New Holland in more detail. The members of the Case Board agreed with Mr. Rosso's preliminary assessment and authorized him to further explore a potential combination with New Holland, while continuing to review other strategic options that might be available to meet the challenges of Case's current business environment. Additional meetings were held in February with Mr. Rosso, Mr. Cantarella and other members of Case's and Fiat's senior management to discuss the possible terms upon which a strategic combination might be undertaken, although they didn't agree on any definitive terms during the course of those meetings. During this period, Case retained Wachtell, Lipton, Rosen & Katz as its legal advisor.

     In early March, Mr. Rosso again contacted each of the other members of the Case Board to inform them of the progress that was being made in the discussions. At the regular meeting of the Case Board held on March 10, Mr. Rosso and other members of Case's senior management discussed the progress of the discussions between the parties, including the potential structure of the transaction and the range of prices that Fiat was proposing. The Case Board encouraged Mr. Rosso to continue to explore a possible business combination with New Holland.

     In the middle of March, Case retained Credit Suisse First Boston Corporation ("CSFB") as its financial advisor. Later in March and in April, Messrs. Rosso and Cantarella and members of their senior management teams and financial advisors continued to discuss the terms of a potential combination. At a special meeting of the Case Board held on April 25, Mr. Rosso and other members of Case's senior management reviewed the reasons for and the potential benefits of a proposed combination in light of the complementary nature of the companies' businesses and the global environment for the agricultural and construction equipment industries and Mr. Rosso reviewed the current status of discussions between the parties. At a special meeting of the Case Board held on May 4, senior management and CSFB reviewed for the Case Board various strategic alternatives, including remaining independent or engaging in a business combination with other parties or with New Holland, although Case did not engage in negotiations with any other institution during this time. Based on the progress of the negotiations to date and the various board meetings at which the Case Board members had an opportunity to discuss the proposed transaction with senior management and CSFB, the Case Board authorized senior management to continue to pursue discussions with Fiat and New Holland with the objective of obtaining a merger proposal providing for consideration within a range of values that included the merger consideration provided for in the merger agreement.

     Following the May 4 meeting of the Case Board, Case, Fiat and New Holland entered into a customary confidentiality agreement with respect to the proposed transaction and commenced due diligence investigations. Discussions and negotiations continued during the following week at the offices of Fiat's financial advisor with respect to the potential transaction, including financial terms. At the same time, the legal advisors to Fiat and New Holland, together with Wachtell, Lipton, Rosen & Katz, began drafting and negotiating definitive documentation with respect to the proposed combination, including drafts of the merger agreement.

     At a regularly scheduled meeting of the Case Board held on May 12, Case's senior management and a representative from Wachtell, Lipton, Rosen & Katz reviewed for the Case Board the discussions and contacts with Fiat and New Holland to date, including the expected financial and other terms of the proposed transaction. On May 14, the Board of Directors of Fiat and the Board of Directors of New Holland met and approved the proposed merger, subject to final negotiation of the definitive merger agreement. At a special meeting of the Case Board held on May 15, members of Case senior management and representatives from CSFB and Wachtell, Lipton, Rosen & Katz reviewed for the Case Board the discussions and contacts with Fiat and New Holland occurring after the May 12 meeting. Wachtell, Lipton, Rosen & Katz reviewed the final terms of the merger agreement and discussed the legal principles applicable to the Case Board's decision to adopt the merger agreement and related legal matters. CSFB then delivered a detailed financial review of the proposed transaction. Following its review, CSFB delivered its opinion that the $55 per share merger consideration was fair, from a financial point of view, to Case stockholders (other than Fiat, New Holland and their affiliates). See "-- Opinion of Credit Suisse First Boston Corporation" on page 9. Following these discussions and questions by the Case Board to Case senior management and its financial and legal advisors, the members of the Case Board approved the proposed transaction and authorized senior management of Case to complete any necessary final negotiations and enter into a definitive merger agreement incorporating the terms substantially as discussed with the Case Board. Later that day, Fiat, New Holland, Fiat Acquisition Corporation and Case entered into the merger agreement.

REASONS FOR THE MERGER

     In concluding that the merger is in the best interests of Case and its stockholders, and in approving the merger agreement and the transactions contemplated by the merger agreement (including the merger), the Case Board considered and reviewed with senior management, as well as its financial and legal advisors, a number of factors, including the following:

  - Case's knowledge of the current, and its beliefs about the prospective, environment in which it operates, including domestic and global economic conditions, competition in the agricultural and construction equipment industries, the cyclical nature of those industries and the impact of these factors on Case's opportunities as a stand-alone entity;

  - the strategic options available to Case and Case's assessment that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for Case stockholders, than the prospects presented by the merger;

  - the fact that the merger consideration on a per share basis represented a substantial premium over recently prevailing market prices of Case common stock;

  - the strategic and financial review conducted by CSFB, and the opinion of CSFB dated as of May 15, 1999 that, as of the date of its opinion, the $55 per share merger consideration is fair from a financial point of view to Case stockholders (other than Fiat, New Holland and their affiliates);

  - the expectation that combining with New Holland would enable the combined company to achieve cost savings and synergies, including through the integration of production, purchasing and support activities;

  - the terms of the merger and the merger agreement as negotiated, including
    (1) the $55 per share merger consideration and (2) the possibility that the proposed merger agreement might discourage other parties that might have an interest in a business combination with Case;

  - the likelihood of the merger being approved by requisite regulatory authorities;

  - Case's assessment that the needs and interests of its customers would be better served through a combination with New Holland than through operation as a stand-alone entity; and

  - the interests that are different from, or in addition to, the interests of Case stockholders generally as described under "Interests of Certain Persons in the Merger" on page 23.

     This discussion of the information and factors considered by the Case Board is not meant to be exhaustive, but includes the material information and factors considered by the Case Board. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the Case Board did not assign any relative or specific weight to the information and factors discussed above, and individual directors may have assessed various factors differently. The Case Board is unanimous in its recommendation that Case stockholders vote to approve the merger agreement.

OPINION OF CREDIT SUISSE FIRST BOSTON
CORPORATION

     The Case Board retained CSFB to act as its financial advisor with respect to the merger. The Case Board selected CSFB based on CSFB's qualifications, expertise and reputation, as well as its investment banking relationship and familiarity with Case.

     At the May 15, 1999 meeting of the Case Board, CSFB delivered its written opinion that, as of that date, based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the stockholders of Case under the merger agreement was fair to Case stockholders (other than Fiat, New Holland and their affiliates) from a financial point of view.

     The opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of its review in rendering the opinion. The full text of the opinion is attached as Appendix B to this Proxy Statement and is incorporated by reference in its entirety. Case stockholders are urged to, and should, read the opinion carefully and in its entirety. The opinion addresses only the fairness of the consideration to be received by the Case stockholders (other than Fiat, New Holland and their affiliates) from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any stockholder as to how that stockholder should vote at the Case special meeting. The summary of the opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, CSFB reviewed selected publicly available business and financial information relating to Case, as well as the merger agreement. CSFB also reviewed other information provided to it by Case and met with Case's management to discuss the business and prospects of Case.

     CSFB considered selected financial, stock market and other data of Case and compared that data with similar data for other publicly held companies in businesses similar to those of Case. CSFB also considered historical and projected sales and earnings performance of Case under differing sets of operating and financial assumptions provided by Case's management. CSFB further considered the financial terms of certain other recent business combinations and other transactions. In addition, CSFB considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Case's management as to the future financial performance of Case. In addition, CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities of Case, nor was CSFB furnished with any such evaluations or appraisals. The opinion is based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Case.

     In preparing its opinion, CSFB performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CSFB believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. The following is a summary of the material financial analyses performed by CSFB in connection with the preparation of the opinion, and reviewed with the Case Board in the meeting held on May 15, 1999. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by CSFB, the tables should be read together with the text of each summary. The tables do not constitute a complete description of the material financial analyses and may be misleading if read alone.

    HISTORICAL STOCK PRICE ANALYSIS

     CSFB analyzed (1) the prices at which Case common stock traded since Case's initial public offering on June 24, 1994 through May 14, 1999 and (2) the prices and volumes at which Case common stock traded from May 14, 1998 to May 14, 1999. CSFB noted that the all-time high trading price for Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $72.94 per share on October 4, 1997 and the all-time low trading price for Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $17.31 per share on October 6, 1998. CSFB also determined that the high and low trading price per share for Case common stock quoted on the New York Stock Exchange Composite Transactions Tape for the twelve-month period ending on May 14, 1999 was $62.50 on May 21, 1998 and $17.31 on October 6, 1998. CSFB noted that the closing price for Case common stock quoted on the New York Stock Exchange Composite Transactions Tape on May 14, 1999 was $44.81 per share and that the 20-day average ending on May 14, 1999 was $36.89 per share. CSFB also analyzed (1) the weighted-average trading volume of the Case common stock from the date of Case's initial public offering and (2) the weighted-average trading volume of the Case common stock from May 14, 1997 through May 14, 1999. CSFB noted that the weighted-average closing price per share for the Case common stock during those periods was $40.72 and $40.17 per share, respectively.

     CSFB also analyzed the implied valuation multiples based upon an offer price per share of $55.00. The following table summarizes offer price as a multiple of earnings per share and industrial company adjusted market value as a multiple of industrial EBITDA. As used in this summary, "EBITDA" means earnings before interest, taxes, depreciation and amortization, and excludes asset-backed security interest charges and cash interest income for industrial operations:

                                                      INDUSTRIAL COMPANY
                                                    ADJUSTED MARKET VALUE*/          OFFER PRICE/
YEAR                                                   INDUSTRIAL EBITDA          EARNINGS PER SHARE
----------------------------------------------------------------------------------------------------
 Projected Fiscal 2000..........................             12.3x                      21.2x
 Projected Fiscal 1999..........................             18.8x                      55.0x
 Fiscal 1998....................................             13.5x                      26.8x
----------------------------------------------------------------------------------------------------

 * Industrial company adjusted market value is a value that includes Case's net debt but excludes the estimated value of Case's finance subsidiary, Case Capital. The value used was equal to Case's equity market value plus net debt (including off-balance sheet asset-backed securities debt) minus the midpoint of the range of values for Case Capital as set forth in this analysis.

    COMPARABLE ACQUISITION ANALYSIS

     CSFB reviewed and compared selected precedent transactions in the agricultural, construction and capital business segments that it deemed relevant to its analysis in order to compare the publicly available financial terms of those transactions with the terms provided for in the merger agreement.

     Agricultural Segment. In the agricultural segment, CSFB reviewed the following seven announced transactions:

     -  Madison Dearborn Partners/Woods Equipment Co.

     -  AGCO Corporation/Xaver Fendt

     -  AGCO/Iochpe-Maxion

     -  Case/Austoft Holdings

     -  AGCO/Massey Ferguson

     -  Rowan Companies/General Cable Corp. (Marathon Le Tourneau)

     -  Rauma Repota Oy/Timberjack Corp.

     The following table sets forth information concerning the enterprise value as a multiple of sales and EBITDA in these transactions:

                                                    ENTERPRISE VALUE/SALES       ENTERPRISE VALUE/EBITDA
-----------------------------------------------------------------------------------------------------------
 High...........................................              1.1x                         7.1x
 Average........................................              0.8x                         6.6x
 Median.........................................              0.7x                         6.4x
 Low............................................              0.4x                         6.2x

     Construction Segment. In the construction segment, CSFB reviewed the following ten announced transactions:

     -  Keystone Inc./Grove Worldwide (Hanson PLC)

     -  Terex Corporation/Orenstein & Koppel

     -  Omniquip/Figgie B Snorkel Unit

     -  Volvo Construction Equipment/Champion Road Machinery

     -  Terex/Simon Engineering

     -  Citicorp Venture Capital Ltd./Clark Material Handling (Terex)

     -  Ingersoll Rand/Clark Equipment

     -  Volvo AB/VME Group N.V.

     -  Terex/Cranes Division of PPM

     -  Clark Equipment Co./Blaw-Knox Construction (Electrolux)

     The following table sets forth information concerning the enterprise value as a multiple of sales and EBITDA in these transactions:

                                                    ENTERPRISE VALUE/SALES   ENTERPRISE VALUE/EBITDA
----------------------------------------------------------------------------------------------------
 High............................................            1.7x                      8.1x
 Average.........................................            0.8x                      6.6x
 Median..........................................            0.7x                      6.7x
 Low.............................................            0.3x                      4.9x

     Capital Segment. In the capital segment, CSFB reviewed the following seven announced transactions:

     -  CIT Group/Newcourt Credit

     -  Rabobank/Tokai Financial

     -  Fleet/Sanwa Business Credit

     -  Newcourt/AT&T Capital

     -  TransAmerica/Whirlpool Financial

     -  TCF/Winthrop Resources

     -  Mellon/USL Business Equipment

     The following table sets forth information concerning the equity value as a multiple of "last twelve months" earnings per share, book value and premium to receivables in these transactions (for purposes of this paragraph, all references to "last twelve months" or "LTM" refer to the twelve-month period ending on March 31, 1999):

                                              EQUITY VALUE/
                                              LTM EARNINGS    EQUITY VALUE/       EQUITY VALUE/
                                                PER SHARE      BOOK VALUE     PREMIUM TO RECEIVABLES
----------------------------------------------------------------------------------------------------
 High......................................       21.5x            4.0x                77.0%
 Average...................................       18.2x            2.2x                20.2%
 Median....................................       19.1x            2.3x                12.0%
 Low.......................................       13.3x            1.1x                 3.7%

    COMPARABLE COMPANY ANALYSIS

     CSFB reviewed and compared selected financial, stock market and other information of Case with that of selected companies in the agricultural, equipment and capital business segments that it deemed to be relevant to its analysis.

     Agricultural Segment. In the agricultural segment, CSFB compared selected information relating to Case with the following companies:

     - AGCO

     - Deere & Company

     - New Holland

The selected information included, among other things, equity market capitalization, stock price as a multiple of earnings per share and industrial company adjusted market value as a multiple of EBITDA. CSFB compared the multiples for Case with the multiples for each of the companies listed above. The multiples are based on a compilation of publicly available information and consensus forecasts by securities research analysts. In particular, the comparison showed:

                    MULTIPLE OF SELECTED VALUATION METRICS AS OF MAY 14, 1999
-------------------------------------------------------------------------------------------------
                     VALUATION METRIC                         CASE    AGCO    DEERE   NEW HOLLAND
-------------------------------------------------------------------------------------------------
 Industrial Company Adjusted Market Value/Projected 1999
  EBITDA...................................................   17.0x   8.4x    10.8x       4.9x
 Industrial Company Adjusted Market Value/Projected 2000
  EBITDA...................................................   15.2x   7.1x    9.3x        4.7x
 Stock Price/Projected 1999 Earnings Per Share.............   60.6x   15.4x   21.4x      12.1x
 Stock Price/Projected 2000 Earnings Per Share.............   28.9x   10.6x   16.2x      10.3x

     Construction Segment. In the construction segment, CSFB compared selected information relating to Case with the following companies:

     -  Caterpillar Inc.

     -  Terex Corporation

     -  AB Volvo

The selected information included, among other things, equity market capitalization, stock price as a multiple of earnings per share and industrial company adjusted market value as a multiple of EBITDA. CSFB compared the multiples for Case with the multiples for each of the companies listed above. The multiples are based on a compilation of publicly available information and consensus forecasts by securities research analysts. In particular, the comparison showed:

                    MULTIPLE OF SELECTED VALUATION METRICS AS OF MAY 14, 1999
--------------------------------------------------------------------------------------------------
                      VALUATION METRIC                         CASE    CATERPILLAR   TEREX   VOLVO
--------------------------------------------------------------------------------------------------
 Industrial Company Adjusted Market Value/Projected 1999
  EBITDA....................................................   17.0x       9.2x       7.6x    6.3x
 Industrial Company Adjusted Market Value/Projected 2000
  EBITDA....................................................   15.2x       8.7x       7.1x    5.8x
 Stock Price/Projected 1999 Earnings Per Share..............   60.6x      18.2x      10.8x   11.6x
 Stock Price/Projected 2000 Earnings Per Share..............   28.9x      15.7x       9.6x   13.6x

     Capital Segment. In the capital segment, CSFB compared selected information relating to Case with the following companies:

     -  CIT

     -  Comdisco, Inc.

     -  Finova

     -  Heller

     -  GATX

The selected information included, among other things, market capitalization, managed receivables, "last twelve months" net income and equity market value as a multiple of: "last twelve months" earnings per share, 1998 earnings per share, projected 1999 earnings per share, projected 2000 earnings per share and book value (for purposes of this paragraph, all references to "last twelve months" or "LTM" refer to the twelve-month period ending on March 31, 1999). CSFB compared the totals for managed receivables and "last twelve months" net income of Case with the totals for each of the companies listed above. CSFB also compared the totals and multiples for each of the companies listed above to one another. The totals and multiples are based on a compilation of publicly available information and consensus forecasts by securities research analysts. In particular, the comparison showed:

                                         CASE      CIT     COMDISCO   FINOVA    HELLER     GATX
------------------------------------------------------------------------------------------------
                                                         (DOLLARS IN MILLIONS)
------------------------------------------------------------------------------------------------
 Market Capitalization...............       --   $ 8,861    $3,709    $ 3,039   $ 2,786   $1,992
 Managed Receivables.................   $7,000   $38,909    $5,426    $11,616   $14,446   $3,820
 LTM Net Income......................   $   86   $   549    $  160    $   112   $   224   $  134
 Equity Market Value/LTM Earnings Per
  Share..............................       --     13.4x     25.1x      16.3x     14.4x    14.8x
 Equity Market Value/1998 Earnings
  Per Share..........................       --     13.9x     25.6x      17.3x     15.1x    15.1x
 Equity Market Value/Projected 1999
  Earnings Per Share.................       --     14.9x     24.3x      14.6x     12.9x    12.7x
 Equity Market Value/Projected 2000
  Earnings Per Share.................       --     10.6x     20.4x      12.6x     11.2x    11.3x
 Equity Market Value/Book Value......       --      1.3x      3.7x       2.0x      1.6x     2.6x

    SUMMARY VALUATION ANALYSIS

     In addition to the above analyses, CSFB also performed a discounted cash flow analysis for the Case business segments using a range of terminal multiples and discount ranges that it deemed appropriate. CSFB estimated the present value of the stand-alone, unlevered, after-tax free cash flows that each segment of Case's business could produce over fiscal years 1999 to 2008 based upon differing sets of operating and financial assumptions. CSFB utilized these differing sets of operating and financial assumptions merely as points of reference for the Case Board and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise and equity valuation ranges for Case. Based on its analyses of each of Case's business segments, CSFB summarized the range of enterprise values for Case's agricultural and construction segments and the range of equity values for Case's capital segment, and then it determined the range of overall enterprise values for the agricultural and construction segments as multiples of EBITDA and revenues and price per share based on the range of overall equity values as multiples of earnings per share for the capital segment. CSFB then noted that based on its analyses, the overall range of values for Case on a stand-alone basis was $5.2 billion to $5.9 billion. CSFB adjusted this range by deducting net adjustments of $2.164 billion to $2.052 billion to reflect cash and debt balances based on Case's Quarterly Report on Form 10-Q for the three months ended March 31, 1999, which was filed on May 12, 1999, as well as other adjustments that CSFB deemed appropriate. The resulting value range after these adjustments was $3.036 billion to $3.848 billion. Based on this value range and the range of fully diluted shares of Case common stock, the equity value per share on a stand-alone basis was $36.74 to $46.32.

     As described above, CSFB's opinion and presentation to the Case Board was one of many factors taken into consideration by the Case Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Case Board or the management of Case with respect to the value of Case or whether the Case Board would have been willing to agree to a different consideration per share.

     CSFB is an internationally recognized investment banking and advisory firm. As part of its investment banking business, CSFB is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of Case, New Holland and/or Fiat for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

     Case has agreed to pay CSFB a fee for its financial advisory services in connection with the merger, including, among other things, rendering the opinion and making the presentation referred to above. Pursuant to a letter agreement between Case and CSFB dated March 12, 1999, Case has agreed to pay CSFB fees consisting of the following:

  1. a financial advisory fee of $500,000, which was paid upon execution of the letter agreement;

  2. an announcement fee of $3,000,000, which was paid upon public announcement of the merger; and

  3. a transaction fee of 0.425% of the actual equity value received by the Case stockholders, less any fee paid under clauses (1) and (2), which will be due upon completion of the merger.

The actual equity value received by the Case stockholders under clause (3) above will be determined by multiplying the consideration per share of $55 by the number of shares of Case common stock issued and outstanding on the date of the merger. All out-of-pocket expenses, including fees and expenses of legal counsel, if any, and any other advisor retained by CSFB, resulting from or arising out of CSFB's engagement are included in the fees above. In addition, Case has agreed to indemnify CSFB and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

                      ------------------------------------
                              THE MERGER AGREEMENT

     This section of the Proxy Statement describes the principal provisions of the merger agreement. The following information, insofar as it relates to matters contained in or contemplated by the merger agreement, is qualified in its entirety by reference to the full text of the merger agreement, which we have attached as Appendix A to this Proxy Statement and which we incorporate by reference into this document. We encourage you to read the merger agreement in its entirety.

EFFECTIVE TIME

     The effective time of the merger will occur at the time indicated on a certificate of merger that we will file with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date will occur as soon as practical after all of the conditions set forth in the merger agreement have been satisfied (or waived), unless we agree with Fiat and New Holland to complete the transaction on another date. When we refer to the effective time of the merger in this Proxy Statement, we mean the date and time when the merger becomes effective as described in this paragraph.

THE MERGER

     At the effective time of the merger, Fiat Acquisition Corporation will merge into Case, with Case surviving the merger. Immediately after the merger is completed, Case will be a subsidiary of New Holland, with all of its common stock owned, directly or indirectly, by New Holland. All of Case's and Fiat Acquisition Corporation's properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties will become those of the surviving company. Following completion of the merger, the Case common stock will be delisted from the exchanges on which it trades, deregistered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and no longer publicly traded. When we refer to the "surviving company" in this agreement, we mean Case as it will exist after the merger.

CONVERSION OF CAPITAL STOCK AND STOCK-BASED AWARDS

    CASE COMMON STOCK

     At the effective time of the merger, each share of Case common stock issued and outstanding immediately prior to the effective time of the merger (including the associated right to purchase shares of Case Series A Junior Preferred Stock under Case's stockholder rights agreement) will be converted into the right to receive $55 in cash, without interest.

     Certain shares of Case common stock will not be converted in the merger. These shares include those shares:

  - held in Case's treasury immediately prior to the effective time of the merger;

  - held by Fiat or New Holland or any direct or indirect wholly owned subsidiary of Fiat, New Holland or Case, which will be cancelled at the effective time of the merger without any payment; and

  - as to which Case stockholders demand appraisal rights in compliance with Delaware law. See "Additional Information -- Dissenters' Appraisal Rights" on page 29.

    CASE PREFERRED STOCK

     The Merger Agreement required Case to redeem all of its Series A cumulative convertible preferred stock prior to the effective time of the merger, and on July 6, 1999, Case took the required action. Any shares of Case's cumulative convertible second preferred stock that are issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding, and they will have substantially identical powers and preferences to the powers and preferences those shares have now, except that upon conversion of those shares, instead of being converted into Case common stock, they will be converted into $55 in cash, without interest, for each share of Case common stock into which they would have been converted immediately prior to the merger.

    CASE STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     At the effective time of the merger, all stock options and other stock-based awards will become fully vested and exercisable, fully payable or distributable, as the case may be, and any performance targets related to the vesting of those awards will be deemed to have been fully achieved. At the effective

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

time of the merger, in exchange for the option or award held:

  - each holder of options will be entitled to receive a cash payment equal to
    (1) $55 minus the exercise price of the option times (2) the number of shares of Case common stock subject to the option (minus any income or employment tax withholding);

  - each holder of restricted stock awards or performance share unit awards will be entitled to receive a cash payment equal to $55 times the number of shares of Case common stock subject to the award (minus any income or employment tax withholding); and

  - each holder of other stock units, share units, stock equivalent units or phantom options will receive an obligation on the part of the surviving company to pay cash equal to $55 times the number of shares of Case common stock subject to the unit or phantom option.

EXCHANGE PROCEDURES

     At the effective time of the merger, Fiat and New Holland will cause cash sufficient to pay the merger consideration to each holder of shares of Case common stock to be deposited with a bank or trust company (the "Paying Agent") reasonably acceptable to them and to us. Promptly after the effective time of the merger, the Paying Agent will mail a letter of transmittal and other instructional materials to you and the other Case stockholders. The letter of transmittal and other materials will tell you how to surrender your Case common stock certificates in exchange for the merger consideration of $55 per share of Case common stock. If you have shares of Case common stock allocated to your accounts in the Case Retirement Savings Plan or the Case Employee Stock Purchase Plan or have restricted shares awarded under the Case Equity Incentive Plan, you will receive separate instructions from the combined company on how you will receive the merger consideration.

     YOU SHOULD NOT RETURN YOUR CASE COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY/VOTING INSTRUCTION CARD. FURTHERMORE, YOU SHOULD NOT FORWARD THOSE CERTIFICATES TO THE PAYING AGENT, FIAT OR NEW HOLLAND UNLESS AND UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

     You will not be entitled to receive the merger consideration until you surrender your Case common stock certificate or certificates to the Paying Agent, together with a properly completed and signed letter of transmittal. When you surrender your certificates, you will be entitled to receive in exchange for them a check in an amount equal to the product of the merger consideration and the number of shares of Case common stock represented by the certificates you surrender, and the surrendered certificates will be cancelled. No interest will accrue or be paid on the merger consideration. Any person presenting share certificates for exchange in a name other than the name registered in our transfer records either will have to pay to the Paying Agent any transfer or similar taxes required to be paid because of the payment of the merger consideration to a person other than the registered holder or will have to establish that any taxes have been paid or are not applicable.

     At the close of business on the day on which the effective time of the merger occurs, our transfer record books will be closed and there will be no transfers on our books of shares of Case common stock. If shares are presented for transfer after that time, they will be surrendered and cancelled in exchange for the merger consideration (subject to Delaware law regarding dissenting shares).

     New Holland will be entitled to deduct and withhold from the merger consideration any amounts that it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are withheld, the withheld amounts (other than amounts withheld as a result of any foreign tax law) will be treated for all purposes of the merger agreement as having been paid to the holder of the surrendered certificate.

     At any time after the six-month anniversary of the effective time of the merger, the surviving company will be entitled to take back any funds from the Paying Agent that the Paying Agent has not yet paid, and after that time, holders of Case certificates will have to surrender their certificates to the surviving company to receive the merger consideration. Neither the surviving company nor the Paying Agent will be responsible to any former Case stockholder for any amounts delivered to a public official under any abandoned property, escheat or similar laws.

     If you have lost a certificate, or if it has been stolen or destroyed, before you will be entitled to receive the merger consideration, you will have to make an affidavit that your certificate was lost, stolen or destroyed and -- if the surviving company requires -- you'll have to post a bond indemnifying the surviving company against any claims made against it with respect to that certificate.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by Case, on the one hand, and Fiat, New Holland, and Fiat Acquisition Corporation, on the other hand. Case made representations and warranties that relate to, among other things, its and its subsidiaries': corporate organization and qualification; Certificate of Incorporation and By-Laws and similar organizational and governance documents; capitalization; power and authority to enter into the merger agreement and complete the transactions contemplated by the agreement; absence of violation of organizational documents, law or contracts; filings and consents required to be made in connection with the merger; possession of and compliance with permits required to conduct business; Securities and Exchange Commission filings and the financial statements contained in those filings; absence of material adverse changes since January 1, 1999; employment, employee benefits and related matters; validity of certain material contracts, the absence of material defaults under those contracts and any material changes in indebtedness since the end of the last fiscal year; absence of material legal proceedings; absence of material environmental liabilities; ownership and possession of rights to use trademarks, patents, copyrights and other proprietary rights; filing and accuracy of tax returns; absence of non-competition agreements; our stockholders rights agreement; the Case Board's determinations and resolutions regarding the merger agreement; possession of adequate insurance coverage; receipt of the fairness opinion of CSFB as financial advisor; and broker's fees.

     Fiat, New Holland and Fiat Acquisition Corporation also have made representations and warranties. Their representations and warranties relate to, among other things: corporate organization; power and authority to enter into the merger agreement and complete the transactions contemplated by the merger agreement; absence of violation of organizational documents, law or contracts; filings and consents required to be made in connection with the merger; absence of material legal proceedings; broker's fees; lack of business activities and liabilities of Fiat Acquisition Corporation; and possession of financing sufficient to complete the transactions contemplated by the merger agreement.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     Under the merger agreement, we have agreed that we will (and that we will require our subsidiaries to) conduct business only in the ordinary course consistent with past practice and that we will (and that we will require our subsidiaries to) use reasonable best efforts to maintain the services of our officers and significant employees and to preserve our relationships with customers, suppliers and others with whom we have significant business relations. In addition, we have agreed that we will not (and that we will not permit our subsidiaries to) take any of the following actions without Fiat's consent, except for actions contemplated by the merger agreement or disclosed to Fiat and New Holland prior to signing the merger agreement:

  - amend our Certificate of Incorporation or By-Laws or the similar organizational and governance documents of our subsidiaries;

  - except in the ordinary course of business consistent with past practice, issue, sell, pledge or otherwise transfer or encumber (or authorize any of those actions with respect to) shares of our capital stock or that of our subsidiaries, securities convertible into shares of our capital stock or that of our subsidiaries, or rights to acquire shares of our capital stock or that of our subsidiaries, except for the issuance of shares as a result of the exercise of Case stock options or stock awards existing when we entered into the merger agreement or that we grant in accordance with the merger agreement, the conversion of preferred stock into common stock and securities required to be issued under our equity incentive plans;

  - except in the ordinary course of business consistent with past practice, issue, sell, pledge or otherwise transfer or encumber (or authorize any of those actions with respect to) any of our property or assets or any of the property or assets of our subsidiaries;

  - declare, set aside, make or pay any dividend or other distribution other than (1) the payment of regular quarterly dividends on Case common stock in amounts not in excess of $0.05 per share and on Case preferred stock in amounts not in excess of the amounts required by the terms of the preferred stock and (2) the dividends made between us and our subsidiaries in the ordinary course of business consistent with past practice;

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

  - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of our capital stock;

  - acquire any interests in any corporation or other business entity or any portion of any other business entity other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for amounts not in excess of $25 million; incur indebtedness or issue debt securities or assume, guarantee or otherwise become responsible for the debts of another person, except for indebtedness incurred in the ordinary course of business consistent with past practice, refinancings of existing indebtedness and short-term indebtedness not in excess of $20 million in the aggregate; terminate, cancel or change any existing material contract or enter into any new material contracts, except in the ordinary course of business consistent with past practice; make or authorize any material capital expenditures; or enter into any contract that would not be permitted by the foregoing;

  - increase compensation to officers and employees other than increases to non-officer employees made in accordance with past practice; grant rights to severance or termination pay to, or enter into employment or severance agreements with, directors, officers or other employees; establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement or similar plans, agreements, policies or arrangements, except as required by applicable law, by the terms of any collective bargaining agreements or by the merger agreement, any contractual obligations existing when we entered into the merger agreement; we may, however, grant options, restricted shares, and other long-term incentive awards to new hires in the ordinary course of business consistent with past practice;

  - modify our accounting policies or procedures, other than in the ordinary course of business consistent with past practice as advised by our regular independent accountants;

  - waive, release, assign or settle any material claims or litigation involving money damages, other than claims or litigation not in excess of $2.5 million or claims asserted by us or our subsidiaries;

  - make any material tax election or settle or compromise any material income tax liability, other than actions in the ordinary course of business consistent with past practice;

  - authorize or enter into any agreement or make any commitment to do any of the foregoing;

  - amend or modify, or propose to amend or modify, our stockholder rights agreement except as contemplated by the merger agreement;

  - enter into any confidentiality agreement, other than in the ordinary course of business consistent with past practice;

  - take any action to exempt any person other than the parties to the merger agreement from any state takeover law or any other state law limiting or restricting business combinations or the ability to acquire or vote shares of our capital stock;

  - take any action likely to result in our representations and warranties becoming false or inaccurate; or

  - enter into any other transaction, other than in the ordinary and usual course of business.

OTHER AGREEMENTS OF FIAT, NEW
HOLLAND AND CASE

     In addition to our agreements regarding the conduct of our business, we have also agreed to take several other actions:

  - we have agreed, along with Fiat and New Holland, to give each other prompt notice of certain events, such as any communication from any governmental entity and any event that is likely to be materially adverse to us or to our ability, or the ability of Fiat or New Holland, to complete the merger;

  - we have agreed, along with Fiat and New Holland, to use our reasonable best efforts to prevent the merger from triggering any change of control or similar clauses in any of our material contracts, permits, franchises and other instruments and obligations;

  - we have agreed to provide Fiat and New Holland with reasonable access to our information and personnel and to furnish any information regarding our information and personnel to Fiat and New Holland as they may reasonably request;

  - Fiat and New Holland have agreed to arrangements regarding the liability, indemnification of

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

    and insurance for our officers and directors as more fully discussed in "Interests of Certain Persons in the Merger" on page 23;

  - we have agreed, along with Fiat and New Holland, to use our reasonable best efforts (1) to take all actions necessary or advisable under the law or otherwise to complete the merger, (2) to obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required in connection with the merger agreement and the transactions contemplated by the merger agreement and (3) to make all necessary filings and other submissions required or appropriate under federal securities laws and state "blue sky" laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Council Regulation (EEC) No. 4064/89 of the Council of the European Union and any other applicable laws;

  - we have agreed, along with Fiat and New Holland, to consult and coordinate with each other in issuing any press release or other public statement related to the merger, and to not issue any release or other statement without the consent of the other parties unless required by law or the rules of certain self-regulatory organizations and the New York Stock Exchange; and

  - we have agreed not to (and not to permit any of our subsidiaries or any of our or our subsidiaries' representatives to) initiate, solicit or encourage, directly or indirectly, any inquiries or proposals with respect to any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of our assets, or 15% or more of our equity securities (any proposal or offer of this nature being referred to as a "Competing Transaction"). We have also agreed that we will not (and will cause our subsidiaries and our subsidiaries' representatives not to) have any discussion with or provide any confidential information or data relating to us or our subsidiaries to any person with respect to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction. We may, however, engage in discussions or negotiations with, or provide information to, a person making an unsolicited written offer to engage in a Competing Transaction or recommend such a proposal to our stockholders if
    (1) the Case Board concludes in good faith (after consultation with independent financial advisors) that the proposed Competing Transaction would be more favorable to our stockholders, (2) the Case Board determines in good faith after consultation with independent legal counsel that taking action with respect to the proposal is necessary for it to act in a manner consistent with its fiduciary duties under applicable law, (3) prior to providing any information or data, we have entered into a confidentiality agreement with the person making the offer on terms at least as restrictive as those contained in our confidentiality agreement with Fiat and New Holland and (4) prior to providing any information or data or entering into discussions or negotiations, we notify Fiat and New Holland promptly of the receipt of the proposal.

EMPLOYEE BENEFIT PLANS

     For a period of 18 months after the effective time of the merger, the surviving company will maintain employee benefit plans and arrangements that provide benefits to our active and retired employees at a level similar to the level provided under our employee benefit plans and arrangements as in effect immediately prior to the effective time of the merger. After the effective time of the merger, the surviving company will honor our benefit plans and all existing employment and severance agreements and severance plans that apply to our current or former employees or directors in accordance with their terms.

     To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established, maintained or contributed to by the surviving company, our employees will be credited for service accrued with us prior to the effective time. The surviving company will provide each of our employees with credit for any co-payments and deductibles paid prior to the effective time of the merger for the calendar year in which the effective time of the merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that those employees are eligible to participate in after the effective time of the merger.

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

CONDITIONS TO THE MERGER

    ALL PARTIES

     The respective obligations of Case, on the one hand, and Fiat and New Holland, on the other, to complete the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

  - approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the Case stockholders;

  - absence of any preliminary or permanent injunction, decree or order issued by any governmental entity or any other legal restraint or prohibition preventing us from completing the transactions contemplated by the merger agreement, and the absence of the enactment or adoption of any law enjoining, prohibiting or making completion of the transactions contemplated by the merger agreement illegal; and

  - expiration or termination of any waiting period (and any extension of any waiting period) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval of the merger by the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union.

    FIAT, NEW HOLLAND AND FIAT ACQUISITION CORPORATION

     The obligations of Fiat, New Holland and Fiat Acquisition Corporation to complete the merger are subject to the satisfaction of the following additional conditions unless waived by New Holland and Fiat:

  - truth and correctness of Case's representations and warranties as of the effective time of the merger as though Case had made those representations and warranties on and as of the effective time, except for any failure to be true and correct that would not, alone or together with any other failures to be true and correct, have a material adverse effect on Case (other than representations and warranties that address matters only as of a particular date, which must have been true and correct as of that date, except for any failure to be true and correct that would not, alone or together with any other failures to be true and correct, have a material adverse effect on
    Case);

  - performance or compliance in all material respects with the agreements and covenants contained in the merger agreement that Case is required to perform or comply with on or prior to the effective time of the merger;

  - receipt of all consents, approvals, waivers and authorizations required from governmental entities in order to complete the merger, except where the failure to obtain any consent, approval or authorization would not result in a material adverse effect on Case; and

  - receipt of all consents, approvals, waivers and authorizations of third parties (other than governmental entities) where the failure to obtain those consents, approvals, waivers and authorizations would result in a material adverse effect on Case.

    CASE

     Case's obligation to complete the merger is subject to the satisfaction of the following conditions unless Case waives them:

  - truth and correctness of the representations and warranties of Fiat, New Holland and Fiat Acquisition Corporation as of the effective time of the merger as though those companies had made their representations and warranties on and as of the effective time, except for any failure to be true and correct that would not, alone or together with any other failures to be true and correct, have a material adverse effect on the ability of Fiat, New Holland or Fiat Acquisition Corporation to complete their obligations under the merger agreement (other than representations and warranties that address matters only as of a particular date, which must have been true and correct as of that date, except for any failure to be true and correct that would not, alone or together with any other failures to be true and correct, have a material adverse effect on the ability of Fiat, New Holland or Fiat Acquisition Corporation to complete their obligations under the merger agreement); and

  - performance or compliance in all material respects with the agreements and covenants contained in the merger agreement that Fiat or New Holland are required to perform or comply with on or prior to the effective time of the merger.

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

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after adoption by the Case stockholders of the merger agreement under the following conditions:

  - Written Mutual Consent -- by the Case Board and the Board of Directors of New Holland if they mutually agree to take that action;

  - Delay -- by either Fiat or Case if the effective time of the merger has not occurred on or before March 31, 2000 (provided that if the effective time has not occurred by that time because of the failure of the party seeking to terminate the merger agreement to take any of the actions it was required to take under the merger agreement, that party cannot terminate the merger agreement as a result of delay);

  - Legal Impediments -- by either Fiat or Case if (1) any governmental entity enters a preliminary or permanent injunction, decree or order or other legal restraint preventing the merger, (2) any law has been enacted or adopted that enjoins, prohibits or makes completion of the transactions contemplated by the merger agreement illegal or (3) the Case stockholders don't approve and adopt the merger agreement;

  - Breach -- by Fiat or Case if the other breaches or fails to perform in any material respect any representation, warranty, covenant or agreement, which breach or failure cannot be or has not been cured within 30 days after the breaching party is given notice of the breach or failure, and which breach or failure would cause the conditions to the terminating party's obligations to complete the merger to not be satisfied;

  - Recommendation -- by Fiat if the Case Board (1) withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to New Holland, (2) refuses to affirm its recommendation of the merger agreement as promptly as practicable (and in any case within ten business days) after a written request by Fiat to do so following receipt of a bona fide proposal or offer relating to a Competing Transaction, (3) recommends a Competing Transaction to the Case stockholders or (4) a tender offer or exchange offer for 15% or more of our outstanding shares of capital stock is commenced and the Case Board doesn't recommend against accepting the offer; or

  - Fiduciary Termination -- by Case if, prior to the vote of the Case stockholders on the merger agreement, the Case Board (following receipt of advice of independent legal counsel that failure to terminate would cause the Case Board to breach its fiduciary duties under applicable laws) has withdrawn, modified or changed its recommendation of the merger agreement in a manner adverse to New Holland and on or prior to that time any person (other than Fiat or New Holland) has made a public announcement or otherwise communicated its intent regarding a Competing Transaction; but only after Case has given five business days advance notice to Fiat and paid the termination fee described below under "Termination Fee."

     Whether or not we complete the merger, all fees and expenses incurred in connection with the merger will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this Proxy Statement and all filing and other fees paid to the Securities and Exchange Commission in connection with the merger will be shared equally by Case, on the one hand, and Fiat and New Holland, on the other. In addition, under the circumstances described below under "Termination Fee," Case will be obligated to pay certain costs and expenses of Fiat and New Holland.

AMENDMENT; WAIVER

     The merger agreement may be amended in writing by mutual agreement of the parties by action taken by or on behalf of the parties' respective boards of directors at any time prior to the effective time of the merger. However, after adoption of the merger agreement by the Case stockholders, no amendment may be made that would reduce the amount or change the type of consideration that you are to receive under the merger agreement. At any time prior to the effective time of the merger, any party to the merger agreement may extend the time for the other party to perform its obligations under the agreement, waive any inaccuracy in the other party's representations and warranties or waive the other party's obligation to comply with any agreement or condition contained in the merger agreement.

TERMINATION FEE

     We have agreed with Fiat that if the merger agreement is terminated under the circumstances described below, we will pay an aggregate termination fee of $145 million, half to Fiat and half to New Holland:

  - Events Requiring Payment of Termination Fee

     - if Fiat terminates the merger agreement because we take any of the recommendation-related actions giving rise to a right of termination by Fiat;

     - if we terminate the merger agreement because we are required to do so to avoid a breach of our fiduciary duties in light of a Competing Transaction; or

     - if Fiat terminates or if we terminate the merger agreement because the Case stockholders don't approve the merger agreement and, at the time the Case stockholders vote against adopting the merger agreement, there is a bona fide Competing Transaction that has become the subject of a public announcement or any person has publicly announced an intention to make a proposal or offer relating to a Competing Transaction with respect to us.

  - Timing of Payment of Termination Fee

     - in a recommendation-related termination or in a stockholder non-approval-related termination, the fee is payable in three installments: $20 million upon termination; $52.5 million upon entering into a definitive agreement regarding a Competing Transaction; and $72.5 million upon completing the Competing Transaction and

     - in a fiduciary termination, we must pay the full $145 million fee prior to terminating the merger agreement.

  - Expenses -- if we fail to pay any termination fee when due, the amount of the fee increases to include the costs and expenses incurred by Fiat and New Holland in seeking to collect the fee.

REGULATORY MATTERS

     We cannot complete the merger until we have filed notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules of the Federal Trade Commission, and specified waiting periods have expired or terminated. We, along with Fiat, filed the required notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on June 11, 1999. On July 9, 1999, the Antitrust Division requested additional information and documentary materials from Case and Fiat. The effect of that request under the Hart-Scott-Rodino Act was to extend the waiting period until 20 days after Case and Fiat have substantially complied with that request, although the Antitrust Division could terminate the waiting period before that time. Case and Fiat are taking all steps necessary to provide the requested information in a timely manner.

     Case and Fiat believe that the proposed merger is compatible with U.S. antitrust laws. Nevertheless, there can be no assurance that completion of the merger won't be delayed or prevented because of the requirements of the U.S. antitrust laws. In addition, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger or cause Case or New Holland to divest, in whole or in part, any of their assets or businesses.

     Before we can complete the merger, we must also obtain approval of the merger from the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union. The appropriate notification to the Commission will be filed in a timely manner. In general, the Commission has one month following notification to approve the merger or initiate a Phase II investigation to examine the merger more closely. If the Commission does not initiate a Phase II investigation or notify the parties that the merger is approved during the month after notification, then the merger will be deemed approved. If the Commission does initiate a Phase II investigation, then the Commission has four months in which to make a final decision regarding the compatibility of the merger with the European common market. Within three weeks of notification, one or more of the Member States of the European Union could request that the Commission refer all or part of the merger back to the requesting Member States for investigation under the antitrust laws of that Member State based on an assertion that the merger threatens competition in a distinct market within the requesting Member State. If such a request is made, or if Case and Fiat offer commitments to the Commission during the preliminary investigation to remedy any antitrust concerns, then the initial one-month period will be extended by two weeks.

     Case and Fiat believe that the proposed merger is compatible with the common market under Council Regulation (EEC) No. 4064/89. Nevertheless, there can be no assurance that the Council won't initiate a Phase II investigation or, if it does initiate a Phase II investigation, what the outcome will be. In addition, there can be no assurance that the merger won't be challenged by a Member State on the grounds that the proposed merger is not compatible with the common market or the laws of that Member State or, if a challenge is made, what the result will be.

     Case and New Holland conduct business in a number of jurisdictions where regulatory filings or approvals are required or advisable in connection with the consummation of the merger. We are currently in the process of making appropriate foreign competition filings.

     The obligations of the parties to complete the merger are subject to the condition that (1) there not be any preliminary or permanent injunction decree or order issued by any governmental entity or any other legal restraint or prohibition preventing us from completing the transactions contemplated by the merger agreement and (2) the waiting periods (and any extension of any waiting period) applicable to the merger under the Hart-Scott-Rodino Act have expired or terminated and the Commission has approved the merger under Council Regulation
(EEC) No. 4064/89. Clearance under all applicable antitrust laws is not likely to occur until after the special meeting of Case stockholders.

     Case is not aware of any material governmental approvals or actions that may be required for consummation of the merger other than as described above. If any other governmental approval or action is or becomes required, we currently contemplate that we would seek that additional approval or action.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the merger to the Case stockholders.

     The receipt of the cash merger consideration in exchange for Case common stock under the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Case stockholders will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis in the Case common stock and the amount of the cash merger consideration received in exchange for the Case common stock. Gain or loss will be a capital gain or loss if the Case common stock is held as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, the Case common stock was held for more than one year.

     This discussion may not apply to the following Case stockholders: (1) those who acquired their Case common stock by exercising employee stock options or through other compensation arrangements with Case, (2) those who are not citizens or residents of the United States and (3) those who dissent and receive the appraised fair value of their shares or who are otherwise subject to special tax treatment. Each Case stockholder is urged to consult his, her or its tax advisor with respect to the tax consequences of the merger, including the effects of applicable state, local, foreign or other tax laws.

         -------------------------------------------------------------
                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of Case's directors and executive officers have interests in the merger that are in addition to their interests as Case stockholders generally. Also, it is expected that certain executive officers of Case will enter into employment agreements that will become effective upon completion of the merger. The Case Board was aware of these interests and considered them, among other things, in adopting the merger agreement and approving the transactions contemplated by the merger agreement.

CHANGE-IN-CONTROL AGREEMENTS

     Messrs. Rosso, Steven G. Lamb, President and Chief Operating Officer of Case, Theodore R. French, President, Financial Services, and Chief Financial Officer of Case, and Richard M. Christman, Senior Vice President of Case, are parties to change-in-control agreements. The agreements provide for severance benefits upon a termination of employment by the executive for good reason or termination of the executive without cause within 12 months following a potential change-in-control (as defined in the change-in-control agreements) or within 36 months (24 months for Mr. Christman) following a change-in-control (as defined in the change-in-control agreements). In addition, the agreements (other than the agreement with Mr. Christman) provide severance benefits if the executive voluntarily terminates employment during the 90-day period beginning on the first anniversary of the change-in-control. A potential change-in-control has occurred in connection with the merger and a change-in-control will occur upon completion of the merger.

     If a covered executive is terminated as described above, he will be entitled to a lump sum cash payment equal to three times (two times for Mr. Christman) his annual base salary, plus an amount equal to three times (two times for Mr. Christman) the greatest of (1) his bonus for the preceding year,
(2) his target bonus for the year of
termination, or (3) the bonus that would otherwise be payable to him for the year of termination, plus an amount equal to three times (two times for Mr. Christman) the amount of Case's contribution to the Case Corporation Retirement Savings Plan for the calendar year preceding the year of termination. The executive would also be entitled to 36 months (24 months for Mr. Christman) of continuing medical insurance, disability income protection, life insurance coverage and death benefits, and perquisites. If payments under the agreements would cause the executive to be subject to excise taxes under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment from Case in the amount of such excise taxes, plus an amount equal to any taxes arising by reason of the additional payment. Mr. Rosso would also be entitled to an additional three years of service and compensation credit in determining the minimum pension guarantee provided under his employment agreement. To the extent that Mr. Rosso receives severance benefits under his change-in-control agreement, those benefits will be in lieu of the severance benefits that he would otherwise receive under his employment agreement.

STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     As described in "The Merger Agreement -- Conversion of Capital Stock and Stock-Based Awards" on page 15, at the effective time of the merger, all stock options and other stock-based awards will become fully vested and exercisable, fully payable or distributable, as the case may be, and any performance targets related to the vesting of those options or awards will be deemed to have been fully achieved, and the options and other awards will be cashed out. Case's directors and executive officers are among those persons who own stock options and other stock-based awards that will vest and become payable as a result of the merger. Each stock option will be converted into the right to receive a cash payment equal to $55 minus the exercise price of the option times the number of shares of Case common stock subject to the option and each other stock-based award will be converted into the right to receive a cash payment equal to $55 times the number of shares of Case common stock subject to the award. Some stock options, however, have exercise prices in excess of $55 and therefore the holders of those options will not receive any payment for those options.

INDEMNIFICATION AND INSURANCE

     Fiat and New Holland have agreed that the certificate of incorporation and by-laws of the surviving company will contain the same provisions regarding the liability of directors and the indemnification of directors and officers that were contained in our Certificate of Incorporation and By-Laws on the date we entered into the merger agreement, and that those provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger. In addition, the surviving company will indemnify and hold harmless each of our present and former directors and officers (determined as of the effective time of the merger) against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that we would have been permitted under Delaware law and under our charter documents (as in effect on the date hereof) to indemnify those directors and officers. To the extent the provisions discussed in the preceding two sentences don't serve to indemnify and hold harmless covered directors and officers, for a period of six years after the effective time of the merger, the surviving company will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer against any costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement. In addition, Fiat and New Holland agreed that for a period of six years after the effective time of the merger, the surviving company will use all reasonable efforts to cause policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as our existing policies with respect to claims arising from facts or events that occurred prior to the effective time of the merger, although they are not obligated to pay any premiums in excess of 200% of the premiums currently paid by Case.

--------------------------------------------------------------------------------
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Case common stock and Case cumulative convertible second preferred stock beneficially owned as of June 30, 1999, with sole voting and investment power except as indicated, and the number of performance share units held by Case's directors and executive officers and all directors and executive officers as a group. As of June 30, 1999, no director or executive officer owned any of Case's Series A cumulative convertible preferred stock.

                                                         NUMBER OF SHARES AND
                                                    NATURE OF BENEFICIAL OWNERSHIP
-------------------------------------------------------------------------------------------------------
                                                       CUMULATIVE CONVERTIBLE         PERFORMANCE SHARE
                                COMMON STOCK(1)       SECOND PREFERRED STOCK(2)         UNITS HELD(3)
-------------------------------------------------------------------------------------------------------
 DIRECTORS
 Pei-yuan Chia................         5,614                        --                           --
 Ronald E. Goldsberry.........         4,117                        --                           --
 Jeffery T. Grade.............         5,259                        --                           --
 Thomas R. Hodgson............         6,922                        --                           --
 Katherine M. Hudson..........        14,843                        --                           --
 Gerald Rosenfeld.............         8,148                        --                           --
 Jean-Pierre Rosso............       637,192                    20,500                      137,000
 Theodore R. Tetzlaff.........         8,485                        --                           --

 EXECUTIVE OFFICERS
 Steven G. Lamb...............       287,311                     5,000                       95,000
 Theodore R. French...........       233,931                     4,000                       73,000
 Richard M. Christman.........       163,545                     3,000                       18,000
 Richard S. Brennan...........        34,000                        --                           --

 ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP.........     1,409,367                    32,500                      323,000

--------------------------------------------------------------------------------
 (1) Excludes shares of Case common stock into which Case's cumulative convertible second preferred stock may currently be converted. Includes restricted shares of Case common stock that will vest as a result of the merger. Also includes shares of Case common stock with respect to which directors and executive officers have the right to acquire beneficial ownership through the exercise of stock options which are vested or will become vested within 60 days of June 30, 1999 under Case's Equity
     Incentive Plan or its Outside Directors' Equity Compensation Plan as follows: Mr. Brennan: 30,000 shares; Mr. Chia: 2,117 shares; Mr.
     Christman: 129,432 shares; Mr. French: 140,100 shares; Dr. Goldsberry:
     2,117 shares; Mr. Grade: 4,420 shares; Mr. Hodgson: 2,420 shares; Ms.
     Hudson: 3,587 shares; Mr. Lamb: 172,432 shares; Mr. Rosenfeld: 4,420 shares; Mr. Rosso: 436,410 shares (11,310 of which have an exercise price of more than $55); Mr. Tetzlaff: 4,117 shares; and all directors and executive officers as a group: 931,572 shares. Shares of common stock reported as beneficially owned by Mr. Christman include 54,792 shares of common stock as to which he shares beneficial ownership. The percent of the class of Case common stock owned by each director and executive officer was less than 1%, and the percent owned by all directors and executive officers as a group was 1.8%. In addition, shares subject to stock options that will vest as a result of the merger (other than shares subject to stock options with an exercise price equal to or exceeding $55 per share) are as follows: Mr. Brennan: 7,000 shares; Mr. Chia: 3,121 shares; Mr. Christman: 52,268 shares (including 907 shares the ownership of which will be shared); Mr. French: 215,000 shares; Dr. Goldsberry:
     3,000 shares; Mr. Grade: 3,000 shares; Mr. Hodgson: 3,121 shares; Ms.
     Hudson: 3,000 shares; Mr. Lamb: 276,668 shares; Mr. Rosenfeld: 3,000 shares; Mr. Rosso: 415,000 shares; Mr. Tetzlaff: 3,000 shares; and all directors and executive officers as a group: 987,178 shares. Also, the number of shares of Case common stock associated with stock-based awards now held as stock units are as follows: Mr. Chia: 484 shares; Mr. French:
     1,067 shares; Dr. Goldsberry: 484 shares; Mr. Grade: 416 shares; Ms.
     Hudson: 555 shares; Mr. Lamb: 10,880 shares; Mr. Rosenfeld: 555 shares;
     Mr. Rosso: 11,093 shares; and all directors and executive officers as a group: 25,534 shares.

 (2) These non-voting shares, each of which is convertible into 2.2883 shares of common stock, are held under Case's Equity Incentive Plan. Messrs. Rosso, Lamb, French, Christman and all directors and executive officers as a group own 54.7%, 13.3%, 10.7%, 8.0% and 86.7%, respectively, of Case's cumulative convertible second preferred stock.

 (3) The performance share units are referred to in Case's Proxy Statement for its 1999 Annual Meeting of Stockholders. Messrs. Rosso, Lamb, French, Christman and all directors and executive officers as a group hold 29.0%, 20.1%, 15.4%, 3.8% and 68.3% respectively, of Case's performance share units.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Listed below are the only persons Case knows to be beneficial owners of five percent or more of shares of Case common stock as of June 30, 1999. Persons sharing beneficial ownership of some or all of the same securities are shown in italics below the primary reporting person and share the same address except as indicated. The footnote following each primary reporting person's name explains any shared beneficial ownership.

                                                              NUMBER OF SHARES OF
                    NAME AND ADDRESS OF                        CASE COMMON STOCK        PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED          CLASS
--------------------------------------------------------------------------------------------------
 Brandes Investment Partners, L.P.(1).......................        4,323,655               5.9%
   12750 High Bluff Drive
   San Diego, CA 92130
      Brandes Investment Partners, Inc......................        4,323,655               5.9%
      Brandes Holdings, L.P.................................        4,323,655               5.9%
      Charles H. Brandes....................................        4,323,655               5.9%
      Glenn R. Carlson......................................        4,323,655               5.9%
      Jeffrey A. Busby......................................        4,323,655               5.9%
--------------------------------------------------------------------------------------------------
 FMR Corp.(2)...............................................        8,703,046             11.76%
   82 Devonshire Street
   Boston, MA 02109
      Edward C. Johnson 3d..................................        8,703,046             11.76%
      Abigail Johnson.......................................        8,703,046             11.76%
      Fidelity Management & Research Company................        8,407,300             11.36%
      Fidelity Magellan Fund................................        4,140,000              5.60%
--------------------------------------------------------------------------------------------------
 Morgan Stanley Dean Witter & Co.(3)........................        3,984,384              5.38%
   1585 Broadway
   New York, NY 10036
--------------------------------------------------------------------------------------------------
 Wellington Management Company, LLP(4)......................        7,415,900             10.18%
   75 State Street
   Boston, MA 02109
      Vanguard Windsor Funds................................        7,415,000             10.18%
      P.O. Box 2600
      Valley Forge, PA 19482

--------------------------------------------------------------------------------
 (1) These entities and individuals reported shared voting and investment power as to these shares on a Schedule 13G dated February 11, 1999, containing information as of December 31, 1998.

 (2) FMR Corp. reported aggregate sole voting power as to 176,346 shares and, together with Edward C. Johnson 3d and Abigail Johnson, sole investment power as to 8,703,046 shares on a Schedule 13G dated May 10, 1999, containing information as of April 30, 1999. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp. and an investment advisor to Fidelity Magellan Fund and other investment companies.

 (3) Morgan Stanley Dean Witter & Co. reported shared voting power as to 3,254,521 shares and shared investment power as to 3,984,384 shares on a
     Schedule 13G dated May 10, 1999, containing information as of April 30,
     1999.

 (4) Wellington Management Company, LLP reported shared voting power as to 900 shares and shared investment power as to 7,415,900 shares owned by its clients, including Vanguard Windsor Funds, on a Schedule 13G dated December 31, 1998, containing information as of December 31, 1998. Vanguard Windsor Funds reported sole voting power and shared investment power of 7,415,000 of those shares, on a Schedule 13G dated February 10, 1999, containing information as of December 31, 1998.

     ---------------------------------------------------------------------
                 PRICE RANGE OF CASE COMMON STOCK AND DIVIDENDS

     Case common stock is listed on the New York Stock Exchange, which is the principal market for Case common stock, under the symbol "CSE." Case common stock is also listed on the Chicago Stock Exchange and the Paris Stock Exchange. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share of Case common stock as quoted on the New York Stock Exchange Composite Transactions Tape. During the period covered by the following table, Case declared cash dividends of $0.05 per share of Case common stock per fiscal quarter.

                           PERIOD                              HIGH           LOW
-----------------------------------------------------------------------------------
 Year Ended December 31, 1996
 First Quarter..............................................  $56.250       $40.000
 Second Quarter.............................................   55.000        45.125
 Third Quarter..............................................   50.000        41.750
 Fourth Quarter.............................................   56.500        45.375
-----------------------------------------------------------------------------------
 Year Ended December 31, 1997
 First Quarter..............................................  $59.250       $48.375
 Second Quarter.............................................   69.500        50.250
 Third Quarter..............................................   71.500        61.000
 Fourth Quarter.............................................   72.938        57.250
-----------------------------------------------------------------------------------
 Year Ended December 31, 1998
 First Quarter..............................................  $70.375       $54.375
 Second Quarter.............................................   71.438        47.000
 Third Quarter..............................................   48.563        20.250
 Fourth Quarter.............................................   27.688        17.313
-----------------------------------------------------------------------------------
 Year Ended December 31, 1999
 First Quarter..............................................  $27.000       $18.063
 Second Quarter.............................................   51.063        26.000
 Third Quarter (through July 14, 1999)......................   48.563         46.75

     On May 10, 1999, one week before we issued our initial public announcement regarding the merger, the closing sale price per share of Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $39.188. On May 14, 1999, the last trading date before the initial public announcement, the closing sale price per share of Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $44.813. On July 14, 1999, a recent trading day prior to the date of this Proxy Statement, the closing price per share of Case common stock quoted on the New York Stock Exchange Composite Transactions Tape was $47.50. You are urged to obtain current information with respect to the price of the Case common stock.

                      ------------------------------------
                             PARTIES TO THE MERGER

CASE

     We are a leading worldwide designer, manufacturer, marketer and distributor of farm equipment and light- to medium-sized construction equipment, and we also offer a broad array of financial products and services. We were incorporated on April 22, 1994, as a wholly owned subsidiary of Tenneco Inc. for the purpose of acquiring Tenneco's farm and construction equipment business, which we acquired in June 1994.

     Our industrial operations manufacture, market and distribute a full line of farm equipment and light- to medium-sized construction equipment on a worldwide basis. Our position is particularly significant in several product categories, including loader/ backhoes, skid steer loaders, large, high-horsepower farm tractors and self-propelled combines. To facilitate the sale of our products, we offer wholesale financing to our dealers, thereby permitting them to maintain a representative inventory of our products.

     Our financial services business provides and administers financing for the retail purchase or lease of new and used Case and other agricultural and construction equipment. Our financial services business offers various types of retail financing to end-use customers to facilitate the sale or lease of our products in the United States, Canada, Australia, Europe and Uzbekistan. In addition, our financial services business facilitates and finances the sale of insurance products to retail customers, provides financing for our dealers and rental equipment yards, and also provides other retail financing programs in North America, including a private-label credit card to purchase parts, service, rentals, implements and attachments from our dealers.

     In 1998, our sales of farm and construction equipment represented 93% of our total revenues, and financing operations accounted for 7% of our total revenues. In 1998, our sale of farm equipment represented 62% of revenues from equipment sales, and sales of construction equipment represented 38% of revenues from equipment sales.

     Additional information regarding our business can be found in the documents that we have filed with the Securities and Exchange Commission. See "Additional Information -- Where You Can Find More Information" on page 30.

NEW HOLLAND

     New Holland is one of the world's leaders in the engineering, manufacturing, marketing and distribution of agricultural equipment. New Holland is a market leader in agricultural tractors in most of Europe's markets and in a number of important markets in Latin America, the Pacific Rim and the rest of the world. New Holland also has the third largest share of the agricultural equipment markets in the United States and Canada.

     In 1998, New Holland's sales of agricultural and industrial equipment represented approximately 85% of its net sales of equipment. New Holland also has a significant presence in the construction equipment industry, offering a full range of heavy construction equipment primarily in Europe and Latin America, as well as a line of light construction equipment targeted to the European market.

     To facilitate the sale of its agricultural equipment and construction equipment products, New Holland offers wholesale financing to its dealers and retail financing to qualified end-users in certain significant markets. Subject to the effect of any equity financings implemented by Fiat and New Holland in connection with the merger, Fiat will have a 71% controlling interest in the combined company, with the remaining interest held by the minority shareholders of New Holland.

FIAT

     Fiat S.p.A. and its consolidated subsidiaries (the "Fiat Group") constitute the largest private sector industrial group in Italy. The Fiat Group also has extensive operations in the rest of Europe and in other parts of the world.

     The Fiat Group is engaged principally in the manufacture and sale of automobiles, commercial vehicles and agricultural and construction equipment. The Fiat Group also manufactures, for use by its automotive sectors and for sale to third parties, other products and systems, principally components, metallurgical products and production systems. In addition, the Fiat Group is involved in other sectors, including insurance, rolling stock and railway systems, aviation and publishing and communications.

FIAT ACQUISITION CORPORATION

     Fiat Acquisition Corporation was organized as a Delaware corporation shortly before we entered into the merger agreement and is currently a wholly owned subsidiary of Fiat. Fiat has informed Case that it intends to transfer Fiat Acquisition Corporation to New Holland or one of New Holland's subsidiaries prior to the effective time. Fiat Acquisition Corporation has not conducted any significant business operations to date other than in connection with the merger agreement and the transactions contemplated by the merger agreement. The principal offices of Fiat Acquisition Corporation are located at c/o Fiat, Via Nizza 250, Turin, Italy, and its telephone number is 011-39-011-68-61111.

                      ------------------------------------
                             ADDITIONAL INFORMATION

DISSENTERS' APPRAISAL RIGHTS

     You have the right to dissent from the merger and to demand and obtain cash payment of the appraised value of your shares of Case common stock under the circumstances described below. The appraised value that you obtain for your shares by dissenting may be less than, equal to or greater than the $55 per share cash merger consideration provided for in the merger agreement. If you fail to comply with the procedural requirements of Section 262 of the Delaware General Corporation Law, you will lose your right to dissent and seek payment of the appraised value of your shares.

     The following is a summary of Section 262, which specifies the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding your right to dissent under Delaware law, and if you are considering dissenting, we urge you to review the provisions of Section 262 carefully. The text of Section 262 is attached to this Proxy Statement as Appendix C, and we incorporate that text into this Proxy Statement by reference. Among other matters, you should be aware of the following:

  - to be entitled to dissent and seek appraisal, you must hold shares of Case common stock on the date you make the demand required under Delaware law, you must continuously hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Section 262;

  - before the special meeting, you must deliver a written notice that states your identity and your intent to demand appraisal to Case Corporation, 700 State Street, Racine, Wisconsin 53404, Attention: General Counsel (you should be aware that simply voting against the merger is not a demand for appraisal rights);

  - within ten days after the effective time of the merger, the surviving company will notify all of the dissenting Case stockholders who have complied with Section 262 and who have not voted in favor of the merger;

  - within 120 days after the effective time of the merger, the surviving company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Court of Chancery demanding a determination of the value of the stock of the dissenting stockholders;

  - the Court of Chancery will determine which dissenting stockholders complied with the requirements of Section 262 and are entitled to appraisal rights;

  - the Court of Chancery will then appraise the shares, determining their fair value exclusive of any value arising from the expectation of the merger, together with a fair rate of interest, if any, to be paid on the appraised fair value; the Court of Chancery will consider all relevant factors in determining the fair value and the fair interest rate (if any);

  - the Court of Chancery will then direct the surviving company to pay the fair value of the dissenting shares, together with any interest, to the stockholders entitled to payment; payment will be made when the stockholder surrenders the certificates to the surviving company;

  - the costs of the proceeding for appraising the fair value may be determined by the court and the court may require the parties to bear the costs in any manner that the court believes to be equitable;

  - if you dissent from the merger, you will not be entitled to vote your shares of Case common stock for any purpose or to receive dividends or other distributions (other than dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger); and

  - you may withdraw your demand for appraisal and accept the $55 per share merger consideration provided for in the merger agreement at any time within 60 days after the effective date of the merger.

STOCKHOLDER PROPOSALS

     If the merger is not completed for any reason, we must receive any stockholder proposal you intend to present at the next annual meeting of Case stockholders by December 22, 1999, and any proposal must comply with the rules of the Securities and Exchange Commission, to be included in our Proxy Statement and Proxy/Voting Instruction Card relating to that meeting.

     In general, stockholder proposals that are not included in the Proxy Statement for an annual meeting must comply with the advance notice procedure set forth in our By-Laws to be properly considered at that annual meeting. This procedure requires that proposals be submitted in writing to the Secretary of Case at our principal executive offices, (1) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting or (2) not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting, whichever period occurs first. For the 2000 annual meeting, this would require that notices be received no earlier than January 13, 2000 and no later than March 6, 2000. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year's annual meeting, to be timely, stockholder notices must be delivered not earlier than 120 days prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the first day on which we publicly announced the date of the meeting.

OTHER MATTERS

     The Case Board knows of no other matters that are likely to be brought before the special meeting. If any other matters are brought before the meeting, Messrs. Rosso, Brennan and Kevin J. Hallagan, as the proxy agents named in the enclosed proxy, will vote on those matters in accordance with their best judgment.

INDEPENDENT PUBLIC AUDITORS

     Arthur Andersen LLP serves as our independent certified public accountant and served in that role during the fiscal year ended December 31, 1998. A representative of Arthur Andersen will be at the special meeting to answer questions you or other Case stockholders may have and to make a statement if they desire to do so.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information under the Exchange Act. You may read and copy this information at the following locations of the commission:

             Public Reference Room
             450 Fifth Street, N.W.
             Room 1024
             Washington, D.C. 20549

             New York Regional Office
             7 World Trade Center
             Suite 1300
             New York, New York 10048

             Chicago Regional Office
             Citicorp Center
             500 West Madison Street
             Suite 1400
             Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document or documents that we file after the date of this Proxy Statement and prior to the date of the special meeting.

     We previously filed the following documents with the Securities and Exchange Commission, which we are incorporating into this Proxy Statement by reference:

  - our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed on April 16, 1999;

  - our Quarterly Report on Form 10-Q for the three months ended March 31, 1999, filed on May 12, 1999; and

  - our Current Reports on Form 8-K filed on January 28, April 20, May 19 and June 3, 1999.

     In addition, we are incorporating by reference all of the documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the meeting. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     You can obtain copies of the documents incorporated by reference (other than exhibits to those documents that aren't specifically incorporated by reference in those documents) without charge by making a written or oral request to Case Corporation, 700 State Street, Racine, Wisconsin 53404, Attention:
Investor Relations (telephone number (414) 636-5390). If you request any of these documents, we will send the requested documents to you by first-class mail within one business day of receiving your request. In order to ensure timely delivery of the documents, any request should be made by August 6, 1999.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We have made forward-looking statements in this Proxy Statement (and in documents to which we refer you in this Proxy Statement) that are subject to risks and uncertainties, including statements relating to the cost savings and opportunities for growth that are expected to result from the merger. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the new company after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates," or similar expressions, we are making forward-looking statements. Many possible events or factors could cause these results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

  - an inability to fully realize, or to realize within the anticipated time frame, the expected cost savings from the merger;

  - intensified competitive pressures in the industries in which we and New Holland compete;

  - greater than expected costs or difficulties related to the integration of our businesses with the businesses of New Holland;

  - changes in general economic or capital market conditions, or in the agricultural or construction equipment businesses in particular, that adversely affect our operations or those of New Holland;

  - failure to obtain required approvals and consents or to otherwise satisfy the conditions to the consummation of the merger; and

  - legislative or regulatory requirements or changes that adversely affect our businesses or that of New Holland.

     These forward-looking statements speak only as of the date on which the statements were made, and neither we nor New Holland undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which any of those statements are made.

 ------------------------------------------------------------------------------
            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CASE

     The following selected historical financial data as of and for each of the five years ended December 31, 1998, has been derived from the audited consolidated and combined financial statements of Case and the farm and construction equipment businesses that Case acquired from Tenneco Inc. on June 24, 1994. For all periods after June 24, 1994, the financial data reflects the consolidated results of Case. For all prior periods, the financial data reflects the combined results of the business and assets of the farm and construction equipment business Case acquired from Tenneco. This information should be read in conjunction with the financial information included in Case's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, and the notes related to the financial information and Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of that Annual Report. Certain reclassifications have been made to conform prior years' financial statements to the 1998 presentation.

                                                                  AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                              1998       1997       1996       1995       1994
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
 INCOME STATEMENT DATA:
 Net sales...............................................    $ 5,738    $ 5,718    $ 5,104    $ 4,824    $ 4,180
 Interest income and other...............................        411        306        305        281        225
 Cost of goods sold......................................     (4,700)    (4,447)    (3,953)    (3,779)    (3,260)
 Selling, general and administrative expenses............       (655)      (570)      (544)      (553)      (576)
 Research, development and engineering expenses..........       (224)      (196)      (193)      (156)      (127)
 Restructuring charge(1).................................       (132)        --         --         --         --
 Interest expense........................................       (240)      (170)      (160)      (174)      (160)
 Other, net..............................................        (92)       (47)       (25)       (16)       (24)
                                                             -------    -------    -------    -------    -------
 Income before taxes and cumulative effect of changes in
   accounting principles and extraordinary items.........        106        594        534        427        258
 Income tax provision....................................         42        191        185         81         93
                                                             -------    -------    -------    -------    -------
 Income before cumulative effect of changes in accounting
   principles and extraordinary items....................         64        403        349        346        165
 Cumulative effect of changes in accounting
   principles(2).........................................         --         --         --         (9)       (29)
 Extraordinary items(3)..................................         --         --        (33)        --         (5)
                                                             -------    -------    -------    -------    -------
 Net income..............................................    $    64    $   403    $   316    $   337    $   131
                                                             =======    =======    =======    =======    =======
 Basic earnings per share before cumulative effect of
   changes in accounting principles and extraordinary
   items:
 Basic earnings per share................................    $  0.78    $  5.36    $  4.73    $  4.80       N.A.
 Pro forma basic earnings per share......................       N.A.       N.A.       N.A.       N.A.    $  2.31
 Diluted earnings per share before cumulative effect of
   changes in accounting principles and extraordinary
   items:
   Diluted earnings per share............................    $  0.76    $  5.11    $  4.49    $  4.60       N.A.
   Pro forma diluted earnings per share..................       N.A.       N.A.       N.A.       N.A.    $  2.24
 Cash dividends declared per common share................    $  0.20    $  0.20    $  0.20    $  0.20    $  0.10
 BALANCE SHEET DATA:
 Working capital.........................................    $ 1,499    $   730    $   510    $   386    $   717
 Total assets............................................      8,700      6,981      6,059      5,469      5,052
 Long-term debt..........................................      3,080      1,404      1,119        889      1,443
 Other long-term obligations and redeemable preferred
   stock.................................................        633        508        492        594        603
 Equity..................................................      2,110      2,197      1,904      1,520      1,181
 Ratio of earnings to fixed charges and preferred stock
   dividends.............................................      1.33x      3.94x      3.73x      3.03x      2.38x

 (1) During the fourth quarter of 1998, Case recorded a restructuring charge of $132 million, $96 million after tax, related to the 1999 closure of its Hamilton, Ontario, and Hugo, Minnesota, manufacturing facilities, as well as other actions that include a worldwide workforce reduction of 2,600 people.
 (2) Effective January 1, 1995, Case adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for its non-U.S. plans, which resulted in a charge of $9 million on a pre-tax and after-tax basis to reflect the cumulative effect of the accounting change. Effective January 1, 1994, Case adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which resulted in a charge of $29 million after tax to reflect the cumulative effect of the accounting change.
 (3) In 1996, Case sold $300 million aggregate principal amount of its 7.25% unsecured and unsubordinated notes due 2016 under a shelf registration statement filed with the Securities and Exchange Commission in June 1995. The net proceeds from the offering, together with cash and additional borrowings under Case's credit facilities, were used to exercise Case's option to repurchase for cash all of Case's 10.5% Senior Subordinated Notes and pay accrued interest on those notes. As a result of the repurchase, Case recorded an extraordinary charge of $22 million after tax. As a result of establishing new credit facilities in 1996, Case recorded an $11 million extraordinary, after-tax charge for the write-off of unamortized bank fees related to the original bank agreements established at the time of Case's initial public offering in June 1994. In 1994, Case recorded an extraordinary loss of $5 million after tax for the redemption premium resulting from the prepayment of approximately $519 million of high interest-bearing debt.

                    APPENDIX A: AGREEMENT AND PLAN OF MERGER

                                                                [CONFORMED COPY]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  FIAT S.P.A.,

                               NEW HOLLAND N.V.,

                               CASE CORPORATION,

                                      AND

                          FIAT ACQUISITION CORPORATION

                            DATED AS OF MAY 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                ARTICLE I
                               THE MERGER
1.01.  The Merger..................................................   A-6
1.02.  Effective Time; Closing.....................................   A-6
1.03.  Effect of the Merger........................................   A-6
1.04.  Certificate of Incorporation; By-Laws.......................   A-6
1.05.  Directors and Officers of the Surviving Corporation.........   A-7

                               ARTICLE II
                 CONVERSION OF SECURITIES IN THE MERGER
2.01.  Conversion of Capital Stock.................................   A-7
2.02.  Payment for Shares..........................................   A-7
2.03.  Stock Options and Other Equity Awards.......................   A-9
2.04.  Shares of Dissenting Holders of Company Common Stock........   A-9

                               ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01.  Organization and Qualification; Subsidiaries................  A-10
3.02.  Certificate of Incorporation and By-Laws....................  A-10
3.03.  Capitalization..............................................  A-11
3.04.  Authority Relative to This Agreement........................  A-11
3.05.  No Conflict; Required Filings and Consents..................  A-12
3.06.  Permits; Compliance.........................................  A-12
3.07.  SEC Filings; Financial Statements...........................  A-13
3.08.  Absence of Certain Changes or Events........................  A-13
3.09.  Employee Benefit Plans; Labor Matters.......................  A-13
3.10.  Contracts; Debt Instruments.................................  A-14
3.11.  Litigation..................................................  A-14
3.12.  Environmental Matters.......................................  A-15
3.13.  Trademarks, Patents and Copyrights..........................  A-16
3.14.  Taxes.......................................................  A-16
3.15.  Non-Competition Agreements..................................  A-17
3.16.  Rights Agreement............................................  A-17
3.17.  Board Recommendation........................................  A-17
3.18.  Insurance...................................................  A-17
3.19.  Opinion of Financial Advisor................................  A-17
3.20.  Brokers.....................................................  A-18

                               ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF FIAT,
                       NEW HOLLAND AND MERGER SUB
4.01.  Organization and Qualification..............................  A-18
4.02.  No Conflict; Required Filings and Consents..................  A-18
4.03.  Absence of Litigation.......................................  A-19
4.04.  Brokers.....................................................  A-19
4.05.  No Activities...............................................  A-19
4.06.  Financing...................................................  A-19

                                                                     PAGE
                                                                     ----
                                ARTICLE V
                                COVENANTS
5.01.  Conduct of Business by the Company Pending the Closing......  A-19
5.02.  Notices of Certain Events...................................  A-21
5.03.  Contractual Consents........................................  A-22

                               ARTICLE VI
                          ADDITIONAL AGREEMENTS
6.01.  Stockholders' Meeting.......................................  A-22
6.02.  Access to Information; Confidentiality......................  A-22
6.03.  No Solicitation of Transactions.............................  A-23
6.04.  Employee Benefits Matters...................................  A-24
6.05.  Directors' and Officers' Indemnification and Insurance......  A-24
6.06.  Further Action; Consents; Filings...........................  A-25
6.07.  The Company Rights Plan.....................................  A-26
6.08.  Redemption of Series A Cumulative Convertible Preferred
       Stock.......................................................  A-26
6.09.  Public Announcements........................................  A-26

                               ARTICLE VII
                        CONDITIONS TO THE MERGER
7.01.  Conditions to the Obligations of Each Party to Consummate
       the Merger..................................................  A-27
7.02.  Conditions to the Obligations of the Company................  A-27
7.03.  Conditions to the Obligations of Fiat, New Holland and
       Merger Sub..................................................  A-27

                              ARTICLE VIII
                    TERMINATION, AMENDMENT AND WAIVER
8.01.  Termination.................................................  A-28
8.02.  Effect of Termination.......................................  A-29
8.03.  Amendment...................................................  A-29
8.04.  Waiver......................................................  A-29
8.05.  Expenses; Alternative Transaction Fee.......................  A-29

                               ARTICLE IX
                           GENERAL PROVISIONS
9.01.  Non-Survival of Representations, Warranties and
       Agreements..................................................  A-30
9.02.  Notices.....................................................  A-30
9.03.  Certain Definitions.........................................  A-31
9.04.  Severability................................................  A-32
9.05.  Assignment; Merger Sub; Binding Effect; Benefit.............  A-32
9.06.  Incorporation of Exhibits...................................  A-32
9.07.  Specific Performance........................................  A-32
9.08.  Governing Law...............................................  A-33
9.09.  Submission to Jurisdiction; Venue...........................  A-33
9.10.  Headings....................................................  A-33
9.11.  Counterparts................................................  A-33
9.12.  Entire Agreement............................................  A-33
9.13.  Waiver of Jury Trial........................................  A-33

                           GLOSSARY OF DEFINED TERMS

affiliate                                        sec.9.3(a)
Agreement                                        Preamble
Alternative Transaction Fee                      sec.8.5(b)
beneficial owner                                 sec.9.3(b)
Blue Sky Laws                                    sec.3.5(b)(i)
business day                                     sec.9.3(c)
CERCLA                                           sec.3.12(c)
Certificate of Merger                            sec.1.2
Closing                                          sec.1.2
Closing Date                                     sec.1.2
Code                                             sec.2.2(e)
Company                                          Preamble
Company Benefit Plans                            sec.3.9(a)
Company Board Recommendation                     sec.3.17
Company Certificates                             sec.2.2(a)
Company Common Stock                             Recitals
Company Disclosure Schedule                      Article III
Company Material Adverse Effect                  sec.3.1
Company Option                                   sec.2.3(a)
Company Permits                                  sec.3.6
Company Preferred Stock                          sec.2.1(d)
Company SEC Reports                              sec.3.7(a)
Company Stock Award                              sec.2.3(b)
Company Stock Plans                              sec.2.3(a)
Company Stock Unit                               sec.2.3(c)
Company Stockholders' Meeting                    sec.6.1(a)
Company Subsidiaries                             sec.3.1
Competing Transaction                            sec.6.3
Confidentiality Agreement                        sec.6.2(b)
Contract                                         sec.3.10(a)
control                                          sec.9.3(d)
controlled by                                    sec.9.3(d)
Costs                                            sec.6.5(d)
Credit                                           sec.3.7(a)
CSFB                                             sec.3.19
DGCL                                             Recitals
Dissenting Shares                                sec.2.4(a)
Effective Time                                   sec.1.2
Environmental Claims                             sec.3.12(c)
Environmental Laws                               sec.3.12(c)
Environmental Permits                            sec.3.12(c)
ERISA                                            sec.3.9(a)
Exchange Act                                     sec.3.5(b)(i)
Expenses                                         sec.8.5(a)
Fiat                                             Preamble
Governmental Entity                              sec.3.5(b)
Hazardous Materials                              sec.3.12(c)
HSR Act                                          sec.3.5(b)(i)
Indemnified Parties                              sec.6.5(d)
IRS                                              sec.3.9(a)(i)
knowledge                                        sec.9.3(e)
Law                                              sec.3.5(a)(ii)
Letter of Transmittal                            sec.2.2(b)
Material Contract                                sec.3.10(a)
Merger                                           Recitals
Merger Consideration                             sec.2.1(a)
Merger Sub                                       Preamble

New Holland                                      Preamble
New Holland Authorized Agent                     sec.9.9
Order                                            sec.7.1(b)
Paying Agent                                     sec.2.2(a)
person                                           sec.9.3(f)
Proxy Statement                                  sec.6.1(a)
Representatives                                  sec.6.2(a)
Real Property                                    sec.3.12(a)(ii)
Rights Agreement                                 sec.3.16
SEAQ                                             sec.6.9
Securities Act                                   sec.3.5(b)(i)
subsidiary(ies)                                  sec.9.3(g)
Superior Proposal                                sec.6.3
Surviving Corporation                            sec.1.1
Taxes                                            sec.3.14
Tax Returns                                      sec.3.14
Termination Fee                                  sec.8.5(c)
Third Party Provision                            sec.9.5
U.S. GAAP                                        sec.3.8
under common control with                        sec.9.3(d)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 15, 1999 (as amended, this "Agreement"), by and among FIAT S.p.A., a company organized under the laws of Italy ("Fiat"), NEW HOLLAND N.V., a corporation organized under the laws of the Netherlands ("New Holland"), CASE CORPORATION, a Delaware corporation (the "Company") and FIAT ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Fiat ("Merger Sub").

     WHEREAS, upon the terms and subject to the conditions of this Agreement, New Holland or one of its subsidiaries will acquire, pursuant to the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL"), all the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") at a price per share of $55.00, net to the seller in cash;

     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the Merger and unanimously resolved to recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger upon the terms and subject to the conditions contained herein;

     WHEREAS, this Agreement has been approved and adopted by the Board of Directors of Fiat, the Board of Managing Directors of New Holland and the Board of Directors of Merger Sub, and has been approved and adopted by Fiat as sole stockholder of Merger Sub; and

     WHEREAS, it is the intent of Fiat and New Holland to combine the business operations of New Holland and the Company.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Effective Time (as defined in Section 1.02 hereof) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable after the satisfaction or, if permissible and effected as provided in Section 8.04, waiver of the conditions set forth in Article VII (or such other date as may be agreed to in writing by Fiat, New Holland and the Company), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04. Certificate of Incorporation; By-Laws. At the Effective Time, (a) subject to the provisions of (i) Section 2.01(d) and (ii) Section 6.05(a), the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger

Sub as in effect immediately prior to the Effective Time and (b) the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation.

     SECTION 1.05. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and (b) the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE II

                     CONVERSION OF SECURITIES IN THE MERGER

     SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fiat, New Holland, Merger Sub, the Company or the holders of any the Company Shares:

          (a) each share of Company Common Stock (together with the associated right to purchase Company Series A Junior Preferred Stock pursuant to the Rights Agreement (as defined in Section 3.016 hereof)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.01(b) hereof and Dissenting Shares) shall be converted into the right to receive $55.00 in cash (the "Merger Consideration"), payable without interest to the holder of such share of Company Common Stock, upon surrender of the Company Certificate that formerly evidenced such share of Company Common Stock;

          (b) each share of Company Common Stock held in the treasury of the Company and shares of Company Common Stock owned by Fiat or New Holland or any direct or indirect wholly owned subsidiary of Fiat, New Holland or the Company shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

          (c) each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub will be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

          (d) each issued and outstanding share of Company Cumulative Convertible Second Preferred Stock and Series A Cumulative Convertible Preferred Stock (collectively, the "Company Preferred Stock") outstanding immediately prior to the Effective Time shall remain outstanding as a share of Cumulative Convertible Second Preferred Stock and Series A Cumulative Convertible Stock, as the case may be, of the Surviving Corporation, with substantially identical powers and preferences and special rights as set forth in the certificate of designations for such Cumulative Convertible Second Preferred Stock and Series A Cumulative Convertible Stock, as the case may be, except that the holder of such shares shall, upon any conversion of such shares, be entitled to receive an amount in cash, without interest, as shall be equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock such holder would have received had such shares been converted into shares of Company Common Stock immediately prior to the Effective Time.

     SECTION 2.02. Payment for Shares. (a) From and after the Effective Time, a bank or trust company designated by New Holland and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Company Certificates") that, prior to the Effective Time, represented shares of Company Common Stock entitled to payment of the Merger Consideration pursuant to Section 2.01(a). At the Effective Time Fiat and New Holland shall cause to be provided to the Paying Agent cash in amounts necessary to pay for the shares of Company Common Stock pursuant to Section 2.01. Such funds shall be invested by the Paying Agent as directed by Fiat and New Holland.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of the Company Certificates that immediately prior to the Effective Time represented shares of Company Common Stock (i) letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Company Certificates in exchange for payment therefor. Upon the surrender of each such Company Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such Company Certificate the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate, in consideration therefor, and such Company Certificate shall forthwith be cancelled. Until so surrendered, each such Company Certificate (other than Company Certificates representing Dissenting Shares and Company Certificates representing shares of Company Common Stock owned by New Holland or any wholly owned subsidiary of New Holland or held in the treasury by the Company or by any wholly owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the Company Certificate formerly representing shares of Company Common Stock surrendered is registered, it shall be a condition to such right to receive such payment that the Company Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Company Certificate shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), Company Certificates and other documents in its possession relating to the Merger, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate formerly representing shares of Company Common Stock may surrender such Company Certificate to the Surviving Corporation and receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

     (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, except that such treatment shall not apply to any withholding tax imposed by any foreign jurisdiction.

     (f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holders thereof are entitled pursuant to
Section 2.1(a).

     SECTION 2.03. Stock Options and Other Equity Awards. (a) At the Effective Time, each option to purchase shares of Company Common Stock or stock appreciation right with respect to Company Common Stock outstanding and unexercised as of the Effective Time (a "Company Option") granted pursuant to the Company Outside Directors' Equity Compensation Plan and the Company Equity Incentive Plan as each has been amended from time to time (collectively, the "Company Stock Plans") or otherwise granted by the Company other than pursuant to the Company Stock Plans shall become fully vested and immediately exercisable. At the Effective Time, each holder of a Company Option shall be paid in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option, less any income or employment tax withholding required under the Code or any provision of state or local law. The Company shall use its reasonable best efforts to secure from each holder of a Company Option, prior to the Effective Time, a consent or other legally binding writing which provides that, in consideration for the payments to be made pursuant to this Section 2.03(a), such holder shall waive any rights the holder may have with respect to any Company Option.

     (b) At the Effective Time, each restricted stock award and each performance unit award (a "Company Stock Award") granted pursuant to the Company Stock Plans or otherwise granted by the Company other than pursuant to the Company Stock Plans shall become immediately and fully payable or distributable and the restrictions thereon shall lapse and any performance targets shall be deemed achieved in full. At the Effective Time, each holder of a Company Stock Award shall be paid in full satisfaction of such Company Stock Award a cash payment in an amount in respect thereof equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Stock Award (with respect to each Company Award relating to Company Cumulative Convertible Second Preferred Stock, the holder thereof shall be entitled to receive a payment in respect of the number of shares of Company Common Stock that the holder would have received had such Award been converted into a Company Stock Award in respect of shares of Company Common Stock immediately prior to the Effective Time), less any income or employment tax withholding required under the Code or any provision of state or local law.

     (c) At the Effective Time, all stock units, share units, stock equivalent units or phantom options held in the stock subaccounts under the Company Deferred Compensation Plan or the Company Outside Directors' Equity Compensation Plan or awarded pursuant to an individual agreement (each a "Company Stock Unit") shall immediately vest to the extent not yet vested at the Effective Time and shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Stock Unit. The Company Deferred Compensation Plan will be amended to provide that a participant who maintains a stock subaccount under such plan may elect within 30 days of the announcement of a definitive transaction to have the converted value of his or her subaccount distributed in a lump sum following the effective time of such a transaction or to have the converted value merged into the participant's cash subaccount under the Company Deferred Compensation Plan and treated in accordance with the terms of such plan applicable to cash subaccounts. With respect to the obligation to pay cash in respect of the conversion of Company Stock Units under the Company Outside Directors' Equity Compensation Plan or an individual agreement, the obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Company Stock Unit.

     (d) The Company shall take all actions necessary so that the current offering period under the Company Employee Stock Purchase Plan shall terminate no later than five business days prior to the Effective Time.

     SECTION 2.04. Shares of Dissenting Holders of Company Common Stock. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2 of this Agreement, of the Company Certificate or the Company Certificates that formerly evidenced such shares of Company Common Stock.

     (b) The Company shall give New Holland (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of New Holland, make any payment with respect to any demands for appraisal or offer to settle any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered to Fiat and New Holland on or prior to the date hereof (it being agreed that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect; it being also agreed that items disclosed in a particular section of the Company Disclosure Schedule shall be deemed disclosed only with respect to the corresponding section of this Agreement), the Company hereby represents and warrants to Fiat and New Holland that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change in or effect on the business of the Company and the Company Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change, effect, event or occurrence to the extent arising from or relating to (i) the United States or the global economy or securities markets in general, (ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement or (iii) the agricultural equipment and construction equipment manufacturing industries in general; provided, however, that the Company and the Company Subsidiaries, taken as whole, are not materially disproportionately affected, as compared to other persons engaging in such respective industries, by such charge, effect, event or occurrence.

     SECTION 3.02. Certificate of Incorporation and By-Laws. The copies of the Company's Certificate of Incorporation and By-Laws that are set forth as exhibits to the Company's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (a) 200,000,000 shares of Company Common Stock, (b) 5,000,000 shares of preferred stock, par value $.01 per share, 1,500,000 shares of which are designated Company Series A Cumulative Convertible Preferred Stock and 100,000 shares of which are designated Company Series A Junior Participating Preferred Stock and (c) 5,000,000 shares of second preferred stock, par value $.01 per share, 40,000 shares of which are designated Company Cumulative Convertible Second Preferred Stock. As of April 30, 1999, approximately 74,339,080 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid and nonassessable, and as of March 31, 1999 (i) approximately 5,108,952 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (ii) 1,400,000 shares of Company Common Stock were reserved for issuance upon purchase pursuant to the Company Employee Stock Purchase Plan, (iii) 12,100,000 shares of Company Common Stock and 40,000 shares of Company Cumulative Convertible Second Preferred Stock were reserved for issuance in connection with the Company Equity Incentive Plan, (iv) 3,402,900 shares of Company Common Stock were issuable upon conversion of Company Series A Cumulative Convertible Preferred Stock, (v) 85,811 shares of Company Common Stock were issuable upon conversion of Company Cumulative Convertible Second Preferred Stock, (vi) 1,500,000 shares of Company Series A Cumulative Convertible Preferred Stock were issued and outstanding, (vii) 37,500 shares of Company Cumulative Convertible Second Preferred Stock were issued and outstanding, (viii) 100,000 shares of Company Series A Junior Participating Preferred Stock were reserved for issuance under the Rights Agreement and (ix) 100,00 shares of Company Common Stock were reserved for issuance in connection with the Outside Directors' Equity Compensation Plan. From March 31, 1999 through the date hereof, the Company has not issued any additional shares of capital stock except pursuant to the exercise of outstanding options, restricted stock awards or the conversion of convertible preferred stock described above. Except as issued pursuant to the Company Employee Stock Purchase Plan, the Company Equity Incentive Plan, the Company Rights Agreement or pursuant to agreements or arrangements described in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business, obligations disclosed in the Company SEC Reports (as defined herein) and guarantees by the Company of any indebtedness of any Company Subsidiary.

     SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of the Company as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Fiat, New Holland and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of the Company or any equivalent organizational documents of any Company Subsidiary,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii), except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the NYSE, state takeover laws, Section 251 of the DGCL, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, filing and recordation of the Certificate of Merger as required by the DGCL, and as set forth in Section 3.05(b) of the Company Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to, individually or in the aggregate,
(A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the actual knowledge of the executive officers of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that would not reasonably be expected to individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

     SECTION 3.07. SEC Filings; Financial Statements. (a) the Company and Case Credit Corporation ("Credit") have each filed all forms, reports and documents required to be filed by them under the Exchange Act since January 1, 1996 through the date of this Agreement (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and (ii) did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than Credit, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company, Credit and, in the case of the Company, the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries and Credit as of December 31, 1998, including the notes thereto, or in any of the Company SEC Reports, neither the Company nor any Company Subsidiary (including, without limitation, Credit) has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 that would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

     SECTION 3.08. Absence of Certain Changes or Events. Since January 1, 1999, except as contemplated by or as disclosed in this Agreement or as disclosed in any of the Company SEC Reports, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(a) any change, condition, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, (c) any material change by the Company in its accounting methods, principles or practices (other than as required by United States generally accepted accounting principles ("U.S. GAAP")), (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of the Company's securities other than the regular quarterly dividend on each share of Company Common Stock of $.05, or (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law or contractual obligations existing as of the date hereof.

     SECTION 3.09. Employee Benefit Plans; Labor Matters. (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could reasonably be expected to incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans"), the Company will make available to New Holland, promptly after the date hereof, a true and complete copy (other than with respect to any multi-employer plan as defined in Section 3(37) of ERISA) of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"),
(ii) such Company Benefit Plan, (iii) each trust agreement relating to such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under section 401(a) of the Code.

     (b) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could reasonably be expected to be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would have a Company Material Adverse Effect.

     (c) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary, except as disclosed in the Company SEC Reports. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Company Material Adverse Effect.

     (d) Schedule 3.09(d) sets forth a list of (i) all severance and material employment agreements with officers of the Company and each Company Subsidiary;
(ii) all material severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its employees which contain change of control provisions. Promptly following the date hereof, the Company will make available to New Holland true and complete copies of the documents listed on Schedule 3.09(d).

     (e) No Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person except as disclosed in the Company SEC Reports.

     SECTION 3.10. Contracts; Debt Instruments. (a) All contracts, agreements, guarantees, leases and executory commitments other than Plans (each, a "Contract") to which the Company is a party and which involve annual revenues to the business of the Company in excess of 2.5% of the Company's annual revenues and all other Contracts that are material to the Company and its subsidiaries, taken as a whole (each, a "Material Contract") are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Material Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event of condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Material Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Set forth in Section 3.10 of the Company Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and its subsidiaries as described in the notes to the financial statements incorporated in (i) the Company's Form 10-K for the year ended December 31, 1998 and (ii) Credit's Form 10-K for the year ended December 31, 1998.

     SECTION 3.11. Litigation. Except as disclosed in the Company SEC Reports, there is no suit, claim, action, proceeding, arbitration, review or investigation pending or threatened in writing against the Company or any Company Subsidiary before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, in the case of any suit, claim, action, proceeding or investigation relating to any environmental matters relating to the Company or any Company Subsidiary, there has been no change since January 1, 1999 in the status of any such matters that would be reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, neither the Company nor any Company Subsidiary is subject to any outstanding Order (as defined below), writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Company Material Adverse Effect.

     SECTION 3.12. Environmental Matters. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect:

          (i) The Company and the Company Subsidiaries are in compliance with, and for the past three years have been in compliance with, all applicable Environmental Laws and all Environmental Permits. All past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect.

          (ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") or on any property formerly owned, leased, used or occupied by the Company or the Company Subsidiaries.

          (iii) The Company and the Company Subsidiaries have not, and to their knowledge no other person has, released Hazardous Materials on any of the Real Property or during its ownership or occupancy of such property on any property formerly owned, leased, used or occupied by the Company or the Company Subsidiaries.

          (iv) The Company and the Company Subsidiaries are not conducting, and have not undertaken or completed, any remedial action relating to any release or threatened release at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

          (v) There is no asbestos or asbestos-containing material on any of the Real Property.

          (vi) None of the Real Property is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

          (vii) There are no Environmental Claims pending or threatened against the Company or the Company Subsidiaries or the Real Property, and to their knowledge there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Company or the Company Subsidiaries or any of their predecessors or with respect to any previously owned or operated facilities.

          (viii) The Company and the Company Subsidiaries can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

          (ix) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

     (b) The Company and the Company Subsidiaries have provided New Holland with copies of any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Real Property or the Company or the Company Subsidiaries.

     (c) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any remedial action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

     For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

          "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date hereof.

          "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

          "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     SECTION 3.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. Neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, servicemark, mask work or copyright of any third party that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have timely filed or will timely file all United States federal and state income and Canadian federal and provincial income Tax Returns and all other material income Tax Returns and, to the knowledge of the Company, all other material Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries and all such Tax Returns are complete and correct in all material respects, (b) all material Taxes that are shown as due on such Tax Returns have been or will be timely paid, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves, (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, (e) as of the date hereof, the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to United States or Canadian or, to the knowledge of the Company, other income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States or Canadian or, to the knowledge of the Company, other income or franchise Tax assessment or deficiency, (f) none of the Company and the Company Subsidiaries is a party to any tax sharing agreement or arrangement other than with each other, (g) as of the date hereof, there are not pending or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary for which there are not adequate reserves, and (h) to the knowledge of the Company, no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and customs duties, tariffs, and similar charges.

     "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 3.15. Non-Competition Agreements. Neither the Company nor any subsidiary of the Company is a party or is otherwise subject to any agreement which (a) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business involving the manufacture, marketing, distribution or sale of farm machinery or construction or any other material business currently engaged in by the Company or any of its affiliates or (b) would restrict or prohibit, in any material respect, the Company or any subsidiary of the Company from engaging in such business.

     SECTION 3.16. Rights Agreement. The copy of the Rights Agreement, dated December 8, 1995, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), including all amendments and exhibits thereto, that is set forth as an exhibit to the Company's Form 10-K for the year ended December 31, 1998 is a complete and correct copy thereof. The Company will, within 15 days of the date hereof, take all necessary action to amend the Rights Agreement, a copy of which amendment will be promptly provided to Fiat and New Holland and their respective Representatives, so that neither the execution of this Agreement nor the consummation of the Merger will (a) cause the Rights issued pursuant to the Rights Agreement to become exercisable,
(b) cause Fiat, New Holland Holding N.V., New Holland or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date or a Triggering Event (as each term is defined in the Rights Agreement).

     SECTION 3.17. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated herein, including the Merger (the "Company Board Recommendation").

     SECTION 3.18. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries.

     SECTION 3.19. Opinion of Financial Advisor. Credit Suisse First Boston Corporation ("CSFB") has delivered to the Company its written opinion, dated the date hereof, accompanied by an authorization to include such opinion in the Proxy Statement to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders. The Company has delivered a signed copy of such written opinion to Fiat and New Holland.

     SECTION 3.20. Brokers. No broker, finder or investment banker (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to New Holland a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF FIAT,
                           NEW HOLLAND AND MERGER SUB

     New Holland hereby severally represents and warrants (only with respect to matters set forth in Article IV relating to New Holland) to the Company, and Fiat and Merger Sub hereby jointly and severally represent and warrant (with respect to all matters set forth in Article IV below) to the Company, that:

     SECTION 4.01. Organization and Qualification. Each of Fiat, New Holland and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Fiat, New Holland and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated hereby to be consummated by Fiat, New Holland and Merger Sub. The execution and delivery of this Agreement by Fiat, New Holland and Merger Sub and the consummation by Fiat, New Holland and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Fiat, New Holland and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Fiat, New Holland and Merger Sub and constitutes (assuming due authorization, execution and delivery by the Company) a legal, valid and binding obligation of each of Fiat, New Holland and Merger Sub, enforceable against each of Fiat, New Holland and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

     SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Fiat, New Holland and Merger Sub does not, and the performance of this Agreement by Fiat, New Holland and Merger Sub will not, (i) conflict with or violate any provision of the Certificate of Incorporation and By-laws of Fiat, New Holland or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any Law applicable to Fiat, New Holland or Merger Sub or by which any property or asset of Fiat, New Holland or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or in the case of New Holland or Merger Sub, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of New Holland or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of this Agreement by either Fiat, New Holland or Merger Sub.

     (b) The execution and delivery of this Agreement by each of Fiat, New Holland and Merger Sub does not, and the performance of this Agreement by Fiat, New Holland and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE and state takeover laws, the pre-merger notification requirements of the HSR Act or the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar anti-trust filings or notifica-tions in other jurisdictions and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

     SECTION 4.03. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the best knowledge of Fiat and New Holland, respectively, threatened against, Fiat, New Holland or Merger Sub or any of their respective properties or assets before any court, arbitrator or administrator, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. Neither Fiat, New Holland nor Merger Sub or any property or asset of Fiat, New Holland or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Fiat and New Holland, as the case may be, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Fiat, New Holland or Merger Sub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

     SECTION 4.04. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC for Fiat and Goldman Sachs & Co. for New Holland) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Fiat or New Holland.

     SECTION 4.05. No Activities. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.06. Financing. At or prior to the Closing Date, Fiat will cause New Holland or Merger Sub to have, and New Holland or Merger Sub will have, all of the financing required to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Fiat shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not, and shall neither (unless required by applicable Laws or stock exchange regulations) cause nor permit any Company Subsidiaries or any of the Company's affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Fiat, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for (A) the issuance of any shares of capital stock issuable pursuant to (I) the exercise of any Company Options or Company Stock Awards outstanding on the date of this Agreement, pursuant to the exercise of options under the Company Employee Stock Purchase Plan or that become outstanding in compliance with Section 5.01(f); (II) the conversion of any shares of the Company Series A Cumulative Preferred Stock or Cumulative Convertible Second Preferred Stock, or (B) subject to Section 5.01(f), any securities required by virtue of the Company Equity Incentive Plan); or (ii) any property or assets of the Company or any Company Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) any regular quarterly dividend declared and paid on Company Common Stock or Company Preferred Stock in accordance with past practice and in the case of Company Common Stock, not in excess of $.05 per share, and in the case of Company Preferred Stock, not in excess of the rates required by the terms thereof and (ii) dividends paid by any of the wholly owned Company Subsidiaries to the Company and dividends paid by any of the wholly owned Company Subsidiaries of the Company in the ordinary course of business consistent with past practice;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $25,000,000;
     (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be materially more burdensome to the Company in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect); or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $20,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice;
     (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for the Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof; provided, however, that the Company may grant options, restricted shares, performance units or other long-term incentive awards to new hires in the ordinary course of business consistent with past practice;

          (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice and as advised by the Company's regular independent accountants;

          (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $2,500,000, except for claims asserted by the Company or the applicable Company Subsidiary;

          (i) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, other than such actions in the ordinary course of business and consistent with past practice, provided however that the Company shall inform New Holland in advance of such election or settlement or compromise if such election or settlement or compromise could have any ongoing material adverse tax consequence to the Surviving Corporation;

          (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

          (k) amend or modify, or propose to amend or modify, the Rights Agreement, as amended as of the date hereof, except as contemplated in this Agreement;

          (l) except as contemplated by Section 6.03, enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

          (m) except as contemplated by Section 6.03, take any action to exempt or make not subject to any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Fiat or New Holland or any of their subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (n) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

          (o) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01; or

          (p) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

     SECTION 5.02. Notices of Certain Events. Each of Fiat and New Holland, on the one hand, and the Company, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,
(ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting New Holland, the Company or their subsidiaries that relate to the consummation of the Merger;
(iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Company Material Adverse Effect or is likely to delay or impede the ability of either Fiat and New Holland, on the one hand, and the Company, on the other hand, to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

     SECTION 5.03. Contractual Consents. Prior to or at the Effective Time each of the parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Stockholders' Meeting. (a) The Company shall, as promptly as reasonably practicable, submit this Agreement for the approval of its stockholders at a meeting of stockholders (the "Company Stockholders' Meeting") and shall use its reasonable best efforts to obtain stockholder approval and adoption of this Agreement and the Merger including filing with the SEC preliminary proxy materials relating to the meeting of the holders of shares of Company Common Stock to be held in connection with the Merger and this Agreement (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Such meeting of stockholders shall be held as soon as practicable following the date hereof.

     (b) Subject to the fiduciary duties of the Board of Directors of the Company, as described in the following proviso, the Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval of the Merger and this Agreement; provided, however, that the Board of Directors of the Company may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation could cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable law.

     (c) The information supplied by Fiat and/or New Holland for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the meeting of stockholders of the Company to consider the Merger and this Agreement, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to New Holland, or its officers or directors, is discovered by Fiat or New Holland that should be set forth in an amendment or a supplement to the Proxy Statement, Fiat or New Holland, as the case may be, shall promptly inform the Company. All documents that Fiat or New Holland, as the case may be, is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the Exchange Act.

     (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement(or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the meeting of stockholders of the Company to consider the Merger and this Agreement, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to the Company or any subsidiary of the Company, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Fiat. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

     SECTION 6.02. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall cause its subsidiaries to): (i) provide to Fiat or New Holland

(and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times, upon prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Fiat or New Holland or their respective Representatives may reasonably request. No investigation conducted pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated May 8, 1999 (the "Confidentiality Agreement") among Fiat, New Holland and the Company with respect to the information disclosed pursuant to this Section 6.02.

     SECTION 6.03. No Solicitation of Transactions. The Company agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Company (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). The Company further agrees that neither it nor any Company Subsidiaries shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to the Company or any Company Subsidiary to any Person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this Section 6.03(a) shall prevent the Company or the Board of Directors of the Company from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited written Competing Transaction by any such Person; or (ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause (i) or (ii), (A) the Board of Directors of the Company concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable Law,
(C) prior to providing any information or data regarding the Company to any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, the Company receives from such Person an executed confidentiality agreement on terms at least as restrictive on such Person as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any Person or any of such Person's Representatives or entering into discussions or negotiations with any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, the Company notifies Fiat and New Holland promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such Person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Fiat and New Holland informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.03. Effective as of the date hereof, the Company shall terminate and cause its subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third parties be returned promptly.

     SECTION 6.04.  Employee Benefits Matters.  (a) Continuation of
Benefits. Except as contemplated by this Agreement, for a period of 18 months following the Effective Time, the Surviving Corporation shall maintain employee benefit plans and arrangements which in the aggregate will provide a similar level of benefits to active and retired employees of the Company and the Company Subsidiaries to those provided under the Company employee benefit plans and arrangements as in effect immediately prior to the Effective Time; provided, however, that changes may be made to such employee benefit plans and arrangements to the extent necessary to comply with applicable Law. From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms, the Company Benefit Plans and all existing employment and severance agreements and severance plans which apply to current or former employees or directors of the Company or the Company Subsidiaries.

     (b) Service Recognition. To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established, maintained or contributed to by the Surviving Corporation, employees of the Company and the Company Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or a Company Subsidiary; provided, however, that such crediting of service does not result in the duplication of benefits or an unintended windfall with respect to the accrual of benefits. The Surviving Corporation shall provide each employee of the Company and the Company Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     SECTION 6.05. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the Certificate of Incorporation and the By-Laws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall use all reasonable efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that during such period the Surviving Corporation shall in no event be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 200 percent of current premiums paid by the Company for such insurance, which current premium amount is set forth in Section 6.05(b) of the Company Disclosure Schedule.

     (c) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     (d) From and after the Effective Time, the Surviving Corporation agrees that it shall, and New Holland shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company charter documents shall be made by independent counsel selected by the Surviving Corporation.

     (e) To the extent paragraph (d) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the date hereof, the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant hereto if it shall reasonably determine that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company.

     (f) Any Indemnified Party wishing to claim indemnification under paragraphs
(d) or (e) of this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify New Holland thereof, but the failure to so notify shall not relieve New Holland or Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between New Holland or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that New Holland and the Surviving Corporation shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither New Holland nor the Surviving Corporation shall be liable for any settlement effected without the prior written consent of Fiat (which consent shall not be unreasonably withheld); and provided, further, that neither New Holland nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, and the Indemnified Party shall, each contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (g) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.05.

     (h) To the extent that New Holland or Merger Sub fails to make or cause to be made any of the payments required by Section 6.05, Fiat shall make such payments.

     SECTION 6.06. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by New Holland or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) Council Regulation
(EEC) No. 4064/89 and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting party or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the parties hereto shall, and shall cause their subsidiaries to, use their reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the parties shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b).

     SECTION 6.07. The Company Rights Plan. Prior to the Effective Time, the Company shall take all necessary action to (i) amend the Rights Agreement so as to accelerate the Final Expiration Date (as such term is used in the Rights Agreement) to a date which is immediately prior to the Effective Time, and (ii) ensure that after such acceleration (A) none of the Company, New Holland or Merger Sub shall have any obligations under the Rights or Rights Agreement and
(B) none of the holders of the Rights shall have any rights under the Rights or Rights Agreement.

     SECTION 6.08. Redemption of Series A Cumulative Convertible Preferred Stock. The Company shall take all necessary action to (i) prior to the Effective Time, redeem all of the issued and outstanding shares of Series A Cumulative Convertible Preferred Stock pursuant to the terms of the Certificate of Designations therefor and (ii) ensure that after such redemption (A) the Company shall have no obligations under the Series A Cumulative Convertible Pre ferred Stock and (B) none of the holders of the Series A Cumulative Convertible Preferred Stock shall have any rights under the terms of such Series A Cumulative Convertible Preferred Stock.

     SECTION 6.09. Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, New Holland and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NASD, the Securities Exchange Automated Quotation system ("SEAQ"), or the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Fiat, New Holland, the Company and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL;

          (b) no preliminary or permanent injunction, decree or other order (an "Order") issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby.

          (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) the Commission of the European Union shall have approved the transaction contemplated by this Agreement under Regulation
     (EEC) No. 4064/89 of the Council of the European Union.

     SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

          (a) each of the representations and warranties of Fiat, New Holland and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, in the aggregate, would not have a material adverse effect on the ability of Fiat, New Holland or Merger Sub to perform its obligations hereunder, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except where any such failure or failures to be so true and correct, in the aggregate, would not have a material adverse effect on the ability of Fiat, New Holland or Merger Sub to perform its obligations hereunder, and the Company shall have received a certificate of the Chairman, President or Chief Financial Officer of each of Fiat and New Holland to such effect; and

          (b) Fiat, New Holland and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of the Chairman, President or Chief Financial Officer of New Holland to that effect.

     SECTION 7.03. Conditions to the Obligations of Fiat, New Holland and Merger Sub. The obligations of Fiat, New Holland and Merger Sub to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except where any such failure or failures to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, and Fiat and New Holland shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Fiat and New Holland shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to that effect;

          (c) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consents, approvals and authorizations would not result in a Company Material Adverse Effect; and

          (d) all consents, approvals, waivers and authorizations (including, without limitation, waivers of termination rights) of third parties (other than Governmental Entities), the failure of which to obtain would result in a Company Material Adverse Effect, shall have been obtained.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the Board of Directors of the Company and the Board of Managing Directors of New Holland;

          (b) by either Fiat or the Company, if the Effective Time shall not have occurred on or before March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Fiat or the Company, if any Order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall have been entered by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement;

          (d) by Fiat, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to New Holland or shall have resolved to do so, (ii) if, after receiving a bona fide proposal or offer relating to a Competing Transaction, the Board of Directors of the Company shall have refused to affirm its recommendation of this Agreement as promptly as practical (but in any case within 10 business days) after receipt of any written request from Fiat which request was made on a reasonable basis, (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (e) by Fiat or the Company if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

          (f) by Fiat, upon a breach or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure) any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section
     7.03 would not be satisfied;

          (g) by the Company, upon a breach or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure) any representation, warranty, covenant or agreement on the part of Fiat set forth in this Agreement, such that the conditions set forth in Section 7.02 would not be satisfied; or

          (h) by the Company prior to the vote of the stockholders of the Company on the Merger, if the Board of Directors of the Company shall, following receipt of advice of independent legal counsel that failure to so terminate would cause the Board of Directors of the Company to breach its fiduciary duties under applicable Laws, have withdrawn, modified or changed its recommendation of the adoption of this Agreement in a manner adverse to New Holland and, on or prior to such date, any person (other than

     New Holland or Fiat) shall have made a public announcement or otherwise communicated to the Company and its stockholders with respect to a Competing Transaction; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (h) until five business days have elapsed following delivery to Fiat of written notice of such determination of the Company (which written notice will inform Fiat of the material terms and conditions of the Competing Transaction); provided, further, however, that such termination under this Section 8.01(h) shall not be effective until the Company has made payment to Fiat of the amounts required to be paid pursuant to Section 8.05(b).

     SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Fiat, New Holland, the Company or Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 8.05(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. In the event of termination of this Agreement by either Fiat or the Company pursuant to Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the non-terminating party.

     SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Subject to the foregoing, in the event that the implementation of the transactions contemplated by this Agreement prove for any reason to be impracticable, the parties shall use their reasonable best efforts to amend the method of effecting the business combination between New Holland and the Company contemplated by this Agreement, including, but not limited to, providing for a mutually agreeable alternative form of transaction structure to effect such business combination; provided that no such amendment shall alter the amount or kind of consideration to be issued to the stockholders of the Company or be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company, Fiat and New Holland and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05. Expenses; Alternative Transaction Fee. (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Fiat and the Company each shall pay one-half of all Expenses relating to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

     (b) the Company and Fiat agree that, (i) if Fiat shall terminate this Agreement pursuant to Section 8.01(d) or (ii) if the Company shall terminate this Agreement pursuant to Section 8.01(h) or (iii) if (A) the Company or Fiat shall terminate this Agreement pursuant to Section 8.01(e) due to the failure of the

Company's stockholders to approve and adopt this Agreement and (B) at the time of such failure to so approve and adopt this Agreement there shall exist a bona fide Competing Transaction (which Competing Transaction, for purposes only of clause (iii) of this Section 8.05(b), shall have become the subject of a public announcement or any person shall have publicly announced an intention to make a proposal or offer relating thereto) with respect to the Company and, within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Competing Transaction, then the Company shall pay to Fiat and New Holland (with one-half paid to Fiat and the other half paid to New Holland) an amount equal $145,000,000 (the "Alternative Transaction Fee").

     (c) The Alternative Transaction Fee required to be paid pursuant to Section 8.05(b)(ii) shall be paid prior to, and shall be a pre-condition to effectiveness of, termination of this Agreement pursuant to Section 8.01(h). The Alternative Transaction Fee required to be paid pursuant to Sections 8.05(b)(i) and 8.05(b)(iii) shall be paid to Fiat and New Holland in three installments, the first to be paid on the next business day after the termination in an amount equal to $20,000,000 ($10,000,000 to Fiat and $10,000,000 to New Holland), the
second installment in an amount equal to $52,500,000 ($26,250,000 to Fiat and $26,250,000 to New Holland) to be paid on the next business day after a definitive agreement is entered into with a third party with respect to any Competing Transaction and the remaining $72,500,000 ($36,250,000 to Fiat and $36,250,000 to New Holland) to be paid on the next business day after such Competing Transaction is consummated.

     (d) Each of Fiat, New Holland and the Company agrees that the payments provided for in Sections 8.05(b) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 8.01(d), (e), or (h), as the case may be, and such remedies shall be limited to the payments stipulated in Section 8.05(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     (e) Any payment required to be made pursuant to Section 8.05(b) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     (f) In the event that the Company shall fail to pay any Alternative Transaction Fee when due, the amount of any such Alternative Transaction Fee shall be increased to include the costs and expenses actually incurred or accrued by Fiat and New Holland, acting together (including, without limitation, fees and expenses of one counsel) in connection with the collection under and enforcement of this Section 8.05.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04 and 6.05 and this Article IX shall survive the Effective Time and those set forth in Sections 6.02(b) and 8.05 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.2):

     if to Fiat:

        Fiat S.p.A.
        Via Nizza 250
        10126 Torino
        Italy
        Attention: General Counsel
        Telephone: 011-39-011-68-62562
        Telecopier: 011-39-011-68-62196

     if to New Holland:

        New Holland N.V.
        World Trade Center
        Tower B, 10th Floor
        Amsterdam Airport
        The Netherlands
        Attention: General Counsel
        Telephone: 011-31-20-446-0429
        Telecopier: 011-31-20-446-0436

     in each case with a copy to:

        Shearman & Sterling
        599 Lexington Avenue
        New York, NY 10022
        Attention: John A. Marzulli, Jr.
        Telephone: (212) 848-8590
        Telecopier: (212) 848-7179

     if to the Company:

        Case Corporation
        700 State Street
        Racine, WI 53401
        Attention: General Counsel
        Telephone: (414) 636-0940
        Telecopier: (414) 636-5651

     with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Craig M. Wasserman
        Telephone: (212) 403-1000
        Telecopier: (212) 403-2000

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "beneficial owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, USA;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "knowledge" means, with respect to any matter in question, that the executive officers of New Holland or the Company, as the case may be,
     (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

          (f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement, Fiat may transfer the shares of Merger Sub to one of its subsidiaries or a subsidiary of New Holland prior to the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.05 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

     SECTION 9.06. Incorporation of Exhibits. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by the DGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

     SECTION 9.09. Submission to Jurisdiction; Venue. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. New Holland hereby appoints CT Corporation, New York, New York, as its authorized agent (the "New Holland Authorized Agent") upon whom process may be served in any such action arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in the United States District Court for the Southern District of New York or the courts of the State of New York by any other party hereto. Such appointment shall be irrevocable. New Holland agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the New Holland Authorized Agent and written notice of such service to New Holland shall be deemed, in every respect, effective service of process upon New Holland.

     SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12. Entire Agreement. This Agreement (including the Exhibits and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, New Holland, the Company and New Holland Merger have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       FIAT S.p.A.

                                       By: /s/ PAOLO CANTARELLA
                                         ---------------------------------------
                                         Name: Paolo Cantarella
                                         Title: Chief Executive Officer

                                       NEW HOLLAND N.V.

                                       By: /s/ PAOLO CANTARELLA
                                         ---------------------------------------
                                         Name: Paolo Cantarella
                                         Title: Director

                                       By: /s/ UMBERTO QUADRINO
                                         ---------------------------------------
                                         Name: Umberto Quadrino
                                         Title: Acting Chairman, President &
                                               Chief Executive Officer

                                       CASE CORPORATION

                                       By: /s/ JEAN-PIERRE ROSSO
                                         ---------------------------------------
                                         Name: Jean-Pierre Rosso
                                         Title: Chairman & Chief Executive
                                           Officer

                                       FIAT ACQUISITION CORPORATION

                                       By: /s/ DAMIEN CLERMONT
                                         ---------------------------------------
                                         Name: Damien Clermont
                                         Title: President

         APPENDIX B: OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

                     CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Case Corporation
700 State Street
Racine, WI 53404

May 15, 1999

Members of the Board:

You have asked us to advise you with respect to the fairness to the stockholders of Case Corporation (the "Company"), other than New Holland N.V. ("New Holland") and Fiat S.p.A. (the "Parent"), from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of May 15, 1999 (the "Acquisition Agreement"), among the Parent, New Holland, the Company and Fiat Acquisition Corporation (the "Sub"). The Acquisition Agreement provides for the merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a direct or indirect subsidiary of the Parent and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive $55.00 in cash (the "Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past, we have performed certain investment banking services for the Company and our affiliates have provided financing for the Company and we and our affiliates have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company, New Holland and/or the Parent for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Company only in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration

CREDIT SUISSE/FIRST BOSTON                                                     2

statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders, other than New Holland and Parent, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION
LOGO
Robert S. Murley
Vice Chairman

Credit Suisse/First Boston

                                    CONSENT
                                       OF
                     CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Case Corporation
700 State Street
Racine, WI 53404

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 15, 1999, to the Board of Directors of Case Corporation ("Case" or the "Company") in the proxy statement relating to the meeting of holders of shares of Case common stock to be held in connection with the approval and adoption of the Agreement and Plan of Merger dated May 15, 1999 among Fiat S.p.A., New Holland N.V., the Company and Fiat Acquisition Corporation. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION
LOGO
Robert S. Murley
Vice Chairman

May 15, 1999

   APPENDIX C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (APPRAISAL
                                    RIGHTS)

     sec.262 Appraisal Rights. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339 L. '98, eff. 7-1-98.)

                           NOTICE OF SPECIAL MEETING
                                      AND
                                PROXY STATEMENT

                                SPECIAL MEETING
                                OF STOCKHOLDERS
                                AUGUST 17, 1999

                                CASE CORPORATION
                   700 STATE STREET, RACINE, WISCONSIN 53404

                                   CASE LOGO

                       (LOGO)  PRINTED ON RECYCLED PAPER

                                                           CASE CORPORATION LOGO
CASE CORPORATION
AUGUST 17, 1999
SPECIAL MEETING OF STOCKHOLDERS
PROXY/VOTING INSTRUCTION CARD

    The undersigned hereby appoints Jean-Pierre Rosso, Richard S. Brennan and Kevin J. Hallagan, and any of them, with full power of substitution, as Proxies to vote all shares of Case Corporation common stock held of record by the undersigned at the close of business on July 14, 1999 and entitled to vote at the Special Meeting of Stockholders of Case Corporation to be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin, at 10:00 a.m. local time, on August 17, 1999, or at any adjournments or postponements thereof, on the proposal for the approval and adoption of the Agreement and Plan of Merger dated as of May 15, 1999 by and among Fiat S.p.A., New Holland N.V., Case Corporation and Fiat Acquisition Corporation and the transactions contemplated thereby, as described in the Proxy Statement for the Special Meeting, and upon such other matters as may properly come before the Special Meeting.

    This card also constitutes directions to the Trustee of the Case Corporation Retirement Savings Plan by participants in such plan.
                                                              [SEE REVERSE SIDE]

  * FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL *

[X] Please mark your vote
    as in this example.

    This Proxy is solicited by the Board of Directors. When properly executed, it will be voted in the manner directed. If no direction is given, this Proxy will be voted FOR the merger proposal.

    The Board of Directors Recommends a Vote FOR the Merger Proposal.

1. Approval and Adoption of the Agreement and Plan of Merger and the Transactions Contemplated Thereby.

  [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

2. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon other matters as may properly come before the meeting or any adjournments or postponements thereof.

                                             The signer hereby revokes all
                                             Proxies heretofore given by the
                                             signer to vote at said meeting or
                                             any adjournments or postponements
                                             thereof.

                                             Note:  Please sign exactly as name
                                             appears hereon. Joint owners should
                                             each sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such.

                                             -----------------------------------

                                             -----------------------------------
                                             SIGNATURE                      DATE

  - FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL -

                                                           CASE CORPORATION LOGO

Dear Stockholder:

     Case encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. Internet and telephone voting eliminates the need to return the Proxy/Voting Instruction Card.

TO VOTE OVER THE INTERNET:

     - Log on to the Internet and go to the Web site HTTP://WWW.
       EPROXYVOTE.COM/CSE 24 hours a day, 7 days a week

TO VOTE OVER THE TELEPHONE:

     - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

     - Non-U.S. stockholders should call 1-201-536-8073

     If you vote your shares electronically, you will be asked to use your voter control number as printed in the box above, just below the perforation.

     Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy/Voting Instruction Card.

     If you choose to vote your shares electronically, there is no need for you to mail back your Proxy/Voting Instruction Card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

CASE CORPORATION LOGO
                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

                         FOR ASSISTANCE IN THESE AREAS:

- DIVIDEND CHECKS -- ADDRESS CHANGES -- LEGAL TRANSFERS

- CONSOLIDATION OF ACCOUNTS -- ELIMINATES MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE STOCKHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each stockholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225

                                  OR WRITE TO:

              FIRST CHICAGO TRUST COMPANY, A DIVISION OF EQUISERVE
                                 P.O. BOX 2500
                       JERSEY CITY, NEW JERSEY 07303-2500

CASE CORPORATION LOGO
CASE CORPORATION
700 STATE STREET
RACINE, WISCONSIN 53404
(414) 636-6011

July 19, 1999

Dear Retirement Savings Plan Participant:

Case Corporation will hold a Special Meeting of Stockholders on August 17, 1999 in Racine, Wisconsin. The special meeting is being held to vote on a proposed business combination of Case and New Holland N.V., a subsidiary of Fiat S.p.A., in which a subsidiary of New Holland will merge with Case and each outstanding share of Case common stock will be converted into the right to receive $55 in cash, without interest. The close of business on July 14, 1999 has been fixed as the record date for the determination of common stockholders entitled to notice of and to vote at the meeting.

Enclosed for your information are the materials that have been sent to record stockholders in connection with the special meeting, including a Proxy/Voting Instruction Card. You and other participants in the Retirement Savings Plan are being given an opportunity to direct the trustee of that plan how to vote the shares allocated to your Retirement Savings Plan account and at the same time to vote other shares of stock that you own. The Proxy/Voting Instruction Card breaks the number of shares of common stock on the record date into four categories. The card uses the category "Common" for any shares of common stock owned outright. That category excludes restricted shares awarded and held under the Equity Incentive Plan and shares allocated to Employee Stock Purchase Plan or Retirement Savings Plan accounts. The next category "REST" pertains to restricted shares awarded under the Equity Incentive Plan that have not yet vested. The last two categories, "ESPP" and "RSP," respectively, cover shares in Employee Stock Purchase Plan and Retirement Savings Plan accounts.

Your Proxy/Voting Instruction Card will only show the categories in which you have shares. You may sign and return the card in the enclosed postage-paid return envelope or follow the instructions on the card to take advantage of the Internet or telephone voting methods. Whichever voting method you choose, you are directing the persons named as proxies to vote your shares of Case common stock in the "Common," "REST," and "ESPP" categories in the manner specified on the card. You are also directing the trustee of the Retirement Savings Plan to have your shares is the "RSP" category voted in the same manner.

If you do not give any voting instructions, the trustee of the Retirement Savings Plan will vote the shares in your account in accordance with the requirements of the plan, which may or may not reflect your views, and the named proxies will not be able to vote your other shares.

YOUR VOTE IS IMPORTANT. PLEASE INDICATE YOUR VOTING INSTRUCTIONS AT YOUR EARLIEST OPPORTUNITY.

After the merger, you will receive separate instructions from the combined company on how to receive the merger consideration with respect to the shares of Case common stock allocated to your accounts in the Case Retirement Savings Plan and/or the Case Employee Stock Purchase Plan and/or with respect to any restricted shares awarded under the Case Equity Incentive Plan.

Very truly yours,
/s/Richard S. Brennen

Richard S. Brennan
General Counsel and Secretary